UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

El Pollo Loco Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EL POLLO LOCO HOLDINGS, INC.

3535 Harbor Boulevard, Suite 100

Costa Mesa, CA 92626

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2023

Dear Stockholders of El Pollo Loco Holdings, Inc.:

The 2023 annual meeting of stockholders of El Pollo Loco Holdings, Inc. (“we,” “us,” “our,” and the “Company”), will be held virtually via audio webcast at www.virtualshareholdermeeting.com/LOCO2023 on Tuesday, June 6, 2023, at 1:00 p.m. Pacific Time to consider and vote on the following proposals:

1.	Election of the four director nominees named in the accompanying proxy statement as Class III directors to serve until the 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.	Ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2023;
3.	Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers; and
4.	Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

You will be able to participate online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/LOCO2023. You will also be able to vote electronically at the annual meeting. Details regarding how to participate in the meeting online and the business to be conducted at the annual meeting are more fully described in the accompanying proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 6, 2023: This Notice, the proxy statement, and the 2023 Annual Report on Form 10-K are available at www.proxyvote.com.  These materials are also available on our website at http://investor.elpolloloco.com.

Our board of directors has fixed the close of business on April 10, 2023, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Only stockholders of record will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof, with each share entitling its owner to one vote on each matter properly presented. A list of stockholders as of the record date may be accessed during the virtual annual meeting at www.virtualshareholdermeeting.com/LOCO2023 by using the control number included with the proxy materials you received for the meeting.

YOUR VOTE IS IMPORTANT. We hope that you will attend the annual meeting. Whether or not you do, please vote in advance online, by telephone, or by mail.

By Order of the Board of Directors,

/s/ William R. Floyd

William R. Floyd
Chairperson
Costa Mesa, California
April 27, 2023

EL POLLO LOCO HOLDINGS, INC.

3535 Harbor Boulevard, Suite 100

Costa Mesa, CA 92626

PROXY STATEMENT

INTRODUCTION

This proxy statement provides information for stockholders of El Pollo Loco Holdings, Inc. (“we,” “us,” “our,” and the “Company”), in connection with the solicitation of proxies on behalf of the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.01 per share, for use at the Company’s annual meeting of stockholders to be held at 1:00 p.m. Pacific Time, on Tuesday, June 6, 2023, and at any adjournments or postponements thereof.

At the annual meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:

1.	Election of the four director nominees named in this proxy statement as Class III directors to serve until the 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2023;
3.	Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers; and
4.	Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Notice of Annual Meeting, this proxy statement, form of proxy, and our 2022 Annual Report on Form 10-K (“Annual Report”) are being distributed to stockholders on or about April 27, 2023. These materials are also available on our website at http://investor.elpolloloco.com.

In accordance with the rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our Annual Report, to stockholders over the internet. Accordingly, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders that did not request paper copies of our proxy materials and Annual Report or are otherwise receiving the proxy materials electronically by email, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. The Notice contains instructions on how stockholders can access our proxy materials over the internet and vote their shares over the internet, via phone, or by mail. If you receive a Notice, you will not receive printed copies of our proxy materials unless you specifically request them.

QUESTIONS AND ANSWERS

ABOUT THE PROXY MATERIALS

AND THE ANNUAL MEETING

Although we encourage you to read this proxy statement in its entirety, we include this Q&A section to provide some background information and brief answers to several questions you might have about the annual meeting.

Q:Why are we providing these materials?

A:These materials are provided to you in connection with our annual meeting, which will take place on Tuesday, June 6, 2023 at 1:00 p.m. Pacific Time. Stockholders are invited to participate in the annual meeting and are requested to vote on the proposals described herein.

Q:What proposals will be voted on at the annual meeting?

A:There are three proposals scheduled to be voted on at the annual meeting:

●	Election of the four director nominees named in this proxy statement as Class III directors to serve until the 2026 annual meeting of stockholders and until their respective successors are duly elected and qualified.
●	Ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2023.
●	Approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

We will also consider any other business that properly comes before the annual meeting or any adjournment or postponement thereof.

Q:How does the Board recommend that I vote?

A:The Board recommends that you vote your shares:

●	“FOR ALL” the four Class III director nominees to be elected to the Board.
●	“FOR” the ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2023.
●	“FOR” the compensation of our named executive officers.

Q:Can I attend the annual meeting?

A:We will be hosting the annual meeting live via the internet. You will not be able to attend the annual meeting in person. Any stockholder can listen to and participate in the annual meeting live via the internet at www.virtualshareholdermeeting.com/LOCO2023. Our Board annually considers the appropriate format of our annual meeting. Our virtual annual meeting allows stockholders to submit questions during the 15 minutes before the meeting and during the meeting. After the meeting, we will spend up to 15 minutes answering stockholder questions that comply with the meeting rules of conduct; the rules of conduct will be posted on the virtual meeting web portal. To the extent time doesn’t allow us to answer all of the appropriately submitted questions, we will answer them in writing on our investor relations website, at https://investor.elpolloloco.com, soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

The annual meeting webcast will begin promptly at 1:00 p.m., Pacific Time. We encourage you to access the annual meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 12:45 p.m., Pacific Time, and you should allow ample time for the check-in procedures.

Q.What do I need in order to be able to participate in the annual meeting?

A:You will need the control number to be able to vote your shares or submit questions during the annual meeting. The control number is included on your Notice or your proxy card or voting instruction form if you received a printed copy of the proxy materials or included in the email to you if you received the proxy materials by email. Instructions on how to connect to the annual meeting and participate via the internet are posted at www.virtualshareholdermeeting.com/LOCO2023. If you do not have your control number, you will be able to access and listen to the annual meeting, but you will not be able to vote your shares or submit questions during the annual meeting.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting web portal.

Q.Why is the Company holding the annual meeting virtually?

A:We are embracing technology to provide expanded access, improved communication, reduced environmental impact and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate and ask questions from any location around the world, and it provides us an opportunity to give thoughtful responses. In addition, we intend that the virtual meeting format provide stockholders a similar level of transparency to the traditional in-person meeting format, and we take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual annual meeting as they would at an in-person annual meeting of stockholders.

Q:What shares can I vote?

A:You may vote all shares of common stock that you owned as of the close of business on the record date, April 10, 2023. You may cast one vote per share of common stock, including shares (i) held directly in your name as the stockholder of record and (ii) held in street name for you as the beneficial owner through a broker, bank, or other nominee. As of the record date, we had 36,460,424 shares of common stock issued and outstanding.

Q:How do I vote?

A:Stockholder of record. As a stockholder of record, you may vote your shares at the annual meeting by visiting www.virtualshareholdermeeting.com/LOCO2023 and using the control number on the Notice or proxy card. You may also vote in advance of the annual meeting by submitting a proxy over the internet or by telephone by following the instructions provided in the Notice. If you received a printed copy of the proxy materials, you may vote your shares by completing, dating and signing the proxy card that was included with this proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you, or by submitting a proxy over the internet or by telephone by following the instructions on the proxy card. If you vote by internet or telephone, then you need not return a written proxy card by mail. Even if you plan to attend the annual meeting, we recommend that you vote in advance, in case you change your mind.

Beneficial owner. If you hold your shares of common stock in street name through a broker, bank or other nominee, your broker, bank or other nominee will allow you to deliver your voting instructions over the internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this proxy statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you. If you vote by internet or telephone, then you need not return a written voting instruction form by mail.

Q:What is the difference between being a stockholder of record and a beneficial owner?

A:As summarized below, there are some differences between being a stockholder of record and a beneficial owner.

Stockholder of record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record with respect to those shares, and these proxy materials are being made available directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the Company and to vote at the annual meeting.

Beneficial owner: If your shares are held through a broker, bank or other nominee, you are the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by the organization that holds your shares. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the annual meeting. The broker, bank or other nominee that holds your shares has sent you instructions on how to submit your voting instructions. You may vote by following those instructions and the instructions on the Notice.

Q:What is the deadline for voting my shares if I do not attend the annual meeting?

A:If you are a stockholder of record, your proxy must be received by telephone or the internet by 11:59 p.m. Eastern Time on June 5, 2023, for your shares to be voted at the annual meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the annual meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

Q:Can I change my vote or revoke my proxy?

A:Yes. If you are a stockholder of record, you can change your proxy instructions at any time before the vote at the annual meeting, by:

●	Submitting a new vote online or via telephone (only the latest internet or telephone voting instructions will be followed);
●	Mailing a written notice of revocation to our Corporate Secretary at our address below;
●	Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier submitted proxy; or
●	Voting electronically during the annual meeting.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions.

Q:What constitutes a quorum?

A:The holders of a majority of our common stock issued and outstanding as of the record date, present in person (including through online participation) or represented by proxy at the annual meeting and entitled to vote, shall constitute a quorum. Votes withheld, abstentions, and broker non-votes (as described below) are counted as present and entitled to vote for the purpose of determining the presence of a quorum.

Q:What is a broker non-vote?

A:If you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. Proposal 2 (ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2023) is considered routine under applicable stock exchange rules, while each of the other proposals to be submitted for a vote of stockholders at the annual meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal 2 at the annual meeting, but your broker will not be permitted to vote your shares on any of the other proposals at the annual meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the annual meeting and will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the annual meeting.

Q:What is a proxyholder?

A:We are designating Ira Fils, our Chief Financial Officer, and Anne E. Jollay, our Corporate Secretary, to hold and vote all properly tendered proxies. If you have properly submitted a proxy and indicated how your shares are to be voted on each of the proposals, they will so vote. If you properly submitted a proxy and did not indicate how your shares are to be voted on one or more of the proposals, they will vote as the Board recommends on those proposals. While we do not expect any other business to come up for vote at the annual meeting, if it does, each properly tendered proxy gives the named proxies authority to vote your shares on those matters in their discretion.

Q:What vote is required to approve each proposal and how are votes counted?

A:Proposal 1. The election of directors requires a plurality vote of the shares of common stock present in person or represented at the annual meeting and entitled to vote on the proposal. The four director nominees who receive the largest number of votes cast “for” will be elected as Class III directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

Other Items (Proposals 2 and 3). Approval of each of the other items to be submitted for a vote by stockholders at the annual meeting requires the affirmative vote of a majority of the shares of common stock present in person or represented at the annual meeting and entitled to vote on the proposal. For Proposal 2 (ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2023), and Proposal 3 (advisory approval of the compensation of our named executive officers), shares voted “abstain” will have the same effect as a vote “against” the proposal. We do not expect any broker non-votes on Proposal 2, and broker non-votes will not be counted in determining the outcome of Proposal 3.

Q:Who will count the votes at the annual meeting?

A:A representative of Broadridge Financial Solutions, Inc. has been appointed to be the inspector of elections, to count the votes at the meeting, to make a written report thereof, and to certify the result of the vote taken. We will announce preliminary voting results at the meeting and publish final voting results on a Current Report on Form 8-K that we expect to file with the SEC within four (4) business days after the end of the annual meeting.

Q:Who bears the cost of soliciting votes for the annual meeting?

A:We bear the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. The solicitation of proxies or votes may be made in person, by telephone, and by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for these solicitation activities. In addition, we may reimburse brokerages and other entities that represent beneficial owners for their expenses in forwarding solicitation materials to beneficial owners.

Q:How can I nominate a director or propose an action for next year’s annual meeting?

A:If a stockholder wishes to submit a nomination or proposal, which will not be included in the Company’s proxy materials, for consideration at next year’s annual meeting, a written notice of such nomination or proposal must be provided to the Corporate Secretary. In accordance with the advance notice provisions of our bylaws, the written notice must be delivered to, or mailed to and received at, our principal executive office (provided below) between February 6, 2024, and March 8, 2024 (i.e., 120 and 90 days before June 6, 2024, the anniversary of the preceding annual meeting). However, if next year’s annual meeting is not scheduled within 25 days of that anniversary (i.e., between May 12, 2024, and July 1, 2024), the notice must be received by the Corporate Secretary no later than the close of business on the 10th day following the date on which notice of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a notice must provide certain information set forth in our bylaws, which were filed as Exhibit 3.2 within our Annual Report.

In addition, a stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2024 annual meeting must provide written notice to our Corporate Secretary setting forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), unless the required information has been provided in a preliminary or definitive proxy statement previously filed by the stockholders. Such written notice must be provided in accordance with Rule 14a-19 no later than April 7, 2024 (i.e., 60 calendar days before June 6, 2024, the anniversary of the preceding annual meeting). If we change the date of the 2024 annual meeting by more than 30 days from the date of this year’s annual meeting, your written notice must be received by the later of 60 days prior to the date of the 2024 annual meeting or the 10th calendar day following the day on which public announcement of the date of the 2024 annual meeting is first made. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our bylaws as noted above.

Q:How can I submit a stockholder proposal for inclusion in the Company’s proxy materials for next year’s annual meeting?

A:For a stockholder proposal (other than a director nomination) to be included in the Company’s proxy materials for consideration at next year’s annual meeting, you must satisfy both substantive and procedural requirements set forth in Exchange Act Rule 14a-8, a federal securities regulation that addresses when a company must include a stockholder’s proposal in its proxy materials, including the proxy statement and proxy card.

For a stockholder proposal to be eligible for inclusion in the Company’s proxy materials for the 2024 annual meeting, it must be received at our corporate address (provided below) by December 29, 2023 (i.e., not less than 120 days before April 27, 2024, the anniversary of the date of the company’s proxy statement released to stockholders in connection with the previous year’s annual meeting). However, if the date of our 2024 annual meeting has been changed by more than 30 days from the date of our 2023 annual meeting (i.e., if it is not between May 7, 2024, and July 6, 2024), then the deadline is a reasonable time before we begin to print and send our proxy materials.

Q:Can I recommend director candidates directly to the Nominating and Corporate Governance Committee?

A:Yes, you may recommend director candidates by writing to the Nominating and Corporate Governance Committee of the Board at the mailing or email address below. We will consider any recommended director candidates subject to Board needs and candidate qualifications. We recommend that you include information relevant for the Nominating and Corporate Governance Committee to evaluate your recommendation, including (i) your and your candidate’s names and contact information, (ii) your candidate’s principal occupation or employment, and other biographical information similar to that provided herein for directors and officers, (iii) other information of the sort required to be in a notice of nomination under our bylaws as discussed above, and (iv) a written consent by the candidate to your nomination. Stockholders recommending candidates for consideration by our Nominating and Corporate Governance Committee in connection with the next annual meeting of stockholders should submit their written recommendation no later than January 1 of the year of that meeting.

Q:Can I communicate with the Board?

A:Yes, any stockholder or other interested party may write to the Board at our address below, on our investor relations website at https://investor.elpolloloco.com/ under “Contact the Board” or via email at legal@elpolloloco.com. Any interested parties desiring to communicate with the Audit Chairperson and other non-management directors may contact such directors by mailing communications to the same address below, but it must be directed to the attention of the Chairperson of the Audit Committee c/o the Corporate Secretary. Communications will be handled in accordance with the procedures explained on our website. The Board has instructed the Corporate Secretary to forward such correspondence to the intended recipients; however, the Board has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and not forward any items deemed to be of a purely commercial or frivolous nature (such as spam) or otherwise obviously inappropriate for the intended recipient’s consideration. In such cases, the Corporate Secretary may forward some of the correspondence elsewhere within our company for review and possible response.

Q:What is your corporate address for notice and Board communication purposes?

A:	El Pollo Loco Holdings, Inc.

Attention: Corporate Secretary

3535 Harbor Boulevard, Suite 100

Costa Mesa, CA 92626

(714) 599-5000

Q:What should I do if my household receives one copy of proxy materials and I need an additional copy?

A:The Company has adopted a procedure called “householding,” which is approved by the SEC and permits the delivery of a single copy of the proxy materials, including the Notice of Annual Meeting of Stockholders, this proxy statement and the Annual Report, to multiple stockholders sharing an address unless we have received contrary instructions from a stockholder. Stockholders who participate in householding will continue to access and receive a separate Notice or proxy card, as applicable. If your household received a single set of proxy materials this year, but you would prefer to receive your own copy, or if you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy materials and you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Householding Department, by calling their toll free number, 1-866-540-7095 or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. In the case of a request for your own copy of the proxy materials, you will be removed from the householding program within 30 days of receipt of your instructions, at which time you will then be sent separate copies of the documents.

PROPOSAL 1: ELECTION OF DIRECTORS

Our business operates under the direction of our Board, which currently consists of ten directors. Our certificate of incorporation divides our Board into three classes, Classes I, II, and III, with terms expiring in 2024, 2025, and 2023, respectively. Our Board has nominated, and stockholders are being asked to elect, our Class III directors, Samuel N. Borgese, Mark Buller, Laurance Roberts and John M. Roth, each for a three-year term expiring at the 2026 annual meeting of stockholders. If elected, the nominees will each hold office until their respective successor is duly elected and qualified or until their earlier death, resignation, or removal.

The four Class III director nominees have consented to be named in this proxy statement and to serve as directors if elected. If any nominee of the Board is unable to serve, or for good cause will not serve, as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for any other persons that may be designated by the Board. As of the date of this proxy statement, the Board has no reason to believe that any of the director nominees named above will be unable to serve, or for good cause will not serve, as a director if elected.

Each of our director nominees was previously elected to serve on our Board of Directors by our stockholders.

You may vote “FOR ALL,” of the nominees, “WITHHOLD” your vote from all of the nominees or “WITHHOLD” your vote from any one of the nominees. The directors are elected by a plurality of the votes of common stock cast at the annual meeting. “Plurality” means that the four individuals who receive the largest number of votes “FOR” are elected as Class III directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

The Board recommends that you vote “FOR ALL” the Class III director nominees to be elected to the Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Director Biographies

The following is biographical information about our Board of Directors, including a description of the experience, qualifications and skills that have led the Board to determine that each director should serve on the Board. The age of each director is as of April 27, 2023.

Name	Age	Position
William R. Floyd	78	Chairperson and Director
Laurance Roberts	63	Chief Executive Officer, President, and Director
Douglas J. Babb	71	Director
Samuel N. Borgese	74	Director
Mark Buller	58	Director
Nancy Faginas-Cody	63	Director
Deborah Gonzalez	58	Director
Carol (“Lili”) Lynton	61	Director
Michael G. Maselli	63	Director
John M. Roth	64	Director

William R. Floyd was elected Chairperson of our Board on April 18, 2023, following Michael Maselli’s resignation as Chairperson on April 18, 2023.Prior to his election to Chairperson of our Board, Mr. Floyd has been a director on our Board since 2016. From 2012 to 2019, Mr. Floyd was a director of Korn/Ferry International, a major executive recruiting firm and talent consultancy, as well as Pivot Physical Therapy, a regional outpatient physical therapy provider. In addition, he served as a business development corporation board member of Muzinich Capital LLC and a broker–dealer affiliated with Muzinich & Co., Inc., a global institutional asset manager specializing in corporate credit from 2016 to 2019. From October 2017 to September 2020, Mr. Floyd has served as Chairman of Busaba Restaurants, a U.K. based Thai restaurant concept for which Muzinich is the principal debt holder. From 2009 to 2012, he was Chairman of the Board of Buffet Holdings, Inc., which, through its subsidiaries, owns and operates a chain of restaurants in the United States. Before his retirement as an executive, from 2007 to 2008, he was Chairman and Chief Executive Officer of Physiotherapy Associates, a leading provider of outpatient physical rehabilitation services. From 2006 to 2007, he was Chairman and Chief Executive Officer of Benchmark Medical, Inc., a predecessor to Physiotherapy Associates. From 2001 to 2006, he was Chairman and Chief Executive Officer of Beverly Enterprises, Inc., a leading provider of eldercare services. From 2000 to 2001, he was President and Chief Operating Officer of Beverly Enterprises, Inc. From 1996 to 1998, he was President and Chief Executive Officer of Choice Hotels International. From 1989 to 1996, he served in various executive positions within PepsiCo Inc.’s restaurant group, including, from 1995 to 1996, as Chief Operating Officer of Taco Bell Corp., and, from 1994 to 1995, as Chief Operating Officer of Kentucky Fried Chicken. Mr. Floyd holds a bachelor's degree from the University of Pennsylvania, and an MBA from the Wharton School of the University of Pennsylvania, where he served as a member of the Board of Overseers of the University of Pennsylvania School of Nursing from 2006-2021. Because of his 30-plus years of experience in marketing, management, and operations, as a director, executive, and senior manager in the service industry, with a particular focus on food service, Mr. Floyd is well-qualified to serve as Chairperson of our Board.

Laurance Roberts has served as a director and as our President and Chief Executive Officer since March 2022. Previously, he was our interim Chief Executive Officer from October 2021 to March 2022 and Chief Financial Officer and Treasurer from July 2013 to March 2022. From 2008 to 2012 he was Chief Operating Officer for KFC, a major fried chicken restaurant chain and a division of Yum Brands. In 2008, he was also General Manager for KFC Restaurant Operating Company. Prior to that that, he spent three years as Chief Financial Officer of KFC, and three years as Chief Financial

Officer of Yum Brands’ Pizza Hut joint venture in the United Kingdom. Mr. Roberts holds an MBA from the University of Michigan and a bachelor’s degree in economics from Bucknell University. In light of his previous leadership as our Chief Executive Officer and Interim Chief Financial Officer and his deep and detailed knowledge of our business and the industry, Mr. Roberts is well-qualified to serve on our Board.

Douglas J. Babb has been a director since 2018. From 2007 to 2014, he was Chief Executive Officer of Cooper Clinic, P.A. (“Cooper”), one of the largest multi-specialty, physician-owned clinics in the Arkansas region. Additionally, from 2010 to 2014, he served as an Adjunct Instructor for the College of Business at the University of Arkansas - Fort Smith.  From 2015 to present, he serves as Managing Director for Babb Strategic Services, L.L.P. (“Babb Strategic”), a consulting and strategic planning services company that he formed in 2006. Prior to forming Babb Strategic, he served as Executive Vice President - Chief Administrative and Legal Officer, and Secretary of Beverly Enterprises, Inc., a leading provider of healthcare services to the elderly in the United States, from 2000 to 2006. Prior to that he served in various senior executive roles at Burlington Northern, Inc., a diversified transportation company and Burlington Northern Santa Fe Corporation, from 1978 to 1999 and as Staff Counsel for the South Carolina Attorney General’s Office from 1977 to 1978. Mr. Babb is also the Chairman of the Board of Directors of the United States Marshals Museum and Chairman of the Board of Directors for the University of Arkansas-Fort Smith Foundation. He holds a bachelor's degree from Minnesota State University and a J.D. from the University of South Carolina. Mr. Babb is well-qualified to serve on our Board on account of his extensive experience, in particular the successful turnaround of Beverly Enterprises.

Samuel N. Borgese has been a director since 2011, and served as Chairman of our Board in 2011, while he also served as our Executive Chairman. Since 2022, Mr. Borgese has been President, Chief Executive Officer of Gather Holdings, LLC, which holds 100% interest in Shari’s Management Corporation and Shari’s Restaurant Group. Since 2017, Mr. Borgese has also served as President, Chief Executive Officer and Director of Shari's Management Corporation and Shari's Restaurant Group, a multilocation family dining company. Mr. Borgese holds a Certificate of Director Education from the National Association of Corporate Directors and a Certification of Completion of Harvard Business School Executive Education Program, SCV Program. With more than 30 years of senior executive and other leadership positions with public and private companies in the restaurant, retail, and hospitality sectors, Mr. Borgese is well-qualified to serve on our Board.

Mark Buller has been a director since 2015. He was appointed Executive Chairman of Superior Cabinets in July 2018 and from 2013 to 2015, Mr. Buller was the Chairman and Chief Executive Officer of Norcraft Companies, Inc., a leading manufacturer of kitchen and bathroom cabinetry in the United States and Canada. Beginning in 2003, Mr. Buller was the Chief Executive Officer of the predecessor of Norcraft Companies, Inc., Norcraft Companies, L.P., as well as a member of the board of managers for that entity’s general partner, Norcraft GP, L.L.C. Mr. Buller’s executive experience in the home furnishings industry is longstanding. From 1988 to 1996, Mr. Buller served in various management positions at Kitchen Craft Cabinets, a Canadian cabinetry maker. From 1996 to 1999, he served as President of Kitchen Craft. Following the acquisition of Kitchen Craft by Omega Cabinets, Ltd., he continued in that position from 1999 to 2000. In 2000, Mr. Buller was appointed Chief Executive Officer of Omega. He remained in that position until 2002, leaving Omega after it was sold to Fortune Brands, Inc. In sum, Mr. Buller has over 26 years in the home furnishings industry and spent 18 years as a chief executive officer or division president. Mr. Buller is well-qualified to serve on our Board due to his extensive leadership, executive, managerial, and business experience, particularly in the salient areas of supply chain logistics, product design, brand management, and consumer trends.

Nancy Faginas-Cody has been a director since December 2021. Ms. Faginas-Cody retired from Walt Disney Company as the Senior Vice President, Information Technology Enterprise Business Systems, a position she held from 2013 to 2020. She previously served as Vice President, Information Technology for Disney Consumer Products, Inc. from 2004 to 2013 and as Director, Information Technology for Disney Stores Worldwide from 1999 to 2004. In her most recent role, she was responsible for the global corporate enterprise business systems. Prior to Walt Disney Company, Ms. Faginas-Cody served in IT leadership roles for retailers such as FEDCO and MacFrugal’s. Ms. Faginas-Cody holds an MBA from the University of California-Irvine and a bachelor’s degree in economics from California State University-Fullerton. With more than 40 years of experience in Information Technology, Ms. Faginas-Cody is well-qualified to serve on our Board.

Deborah Gonzalez has been a director since December 2021. Ms. Gonzalez brings over 30 years of brand marketing experience to our Board. Ms. Gonzalez currently serves as Senior Vice President, Global Marketing & Communications for Concentrix Corporation, a leading global provider of customer experience solutions and technology, improving business performance for some of the world’s best brands, including over 130 Global Fortune 500 clients and over 125 new economy clients. In this role, she oversees all aspects of brand and integrated marketing, digital marketing, communications, and public relations. Previously, Ms. Gonzalez held senior leadership positions in diverse industries, such as Chief Brand/Marketing Officer for Massage Envy Franchising and Vice President, Merchandising Marketing for PetSmart, Inc. Ms. Gonzalez holds an MBA from Thunderbird School of Global Management and a bachelor’s degree in business economics from University of San Diego. With Ms. Gonzalez’s specific expertise in delivering marketing programs that help grow demand and loyalty with a focus on customer experience, she is well-qualified to serve on our Board.

Carol (“Lili”) Lynton has been a director since 2016. In December 2019, Ms. Lynton became a director of Gaming & Leisure Properties, Inc., a gaming-focused real estate investment trust, and in September 2019, became a trustee and Chair of the Audit Committee of CIM RACR, an SEC registered interval fund. Since 1992, Ms. Lynton has been an operating partner for The Dinex Group, which operates Daniel Boulud branded restaurants, and which she co-founded. From 2012 to 2019, Ms. Lynton served as director of PR NYC, LLC, a restaurant owner and operator based in New York City. Also, since 1987, Ms. Lynton has served as the chief investment officer of HD American Trust, a family investment office. In 1990, Ms. Lynton co-founded Telebank, an internet banking pioneer sold to E*Trade in 1999. From 1987 to 1990, Ms. Lynton was an investment analyst at Sanford C. Bernstein. From 1983 to 1985, Ms. Lynton was an M&A analyst at Lehman Brothers. Ms. Lynton is an advisory board member for The Hamilton Project; a member of the boards of trustees for East Harlem Scholars Academy, East Harlem Scholars Academy II, and East Harlem Tutorial Program; a board member for The Bail Project; and a board member for the New York City Hospitality Alliance. From 2009 to 2011, Ms. Lynton was a senior vice president with the New York City Investment Fund. Ms. Lynton also holds positions at other private or closely-held organizations, including Lynton Asset LP, HDA 2015 Trust, and the Lynton Foundation.  Ms. Lynton holds a bachelor’s degree from Harvard College and an MBA from Harvard Business School. Ms. Lynton is well-qualified to serve on our Board on account of her extensive experience as a restaurant industry executive and investor.

Michael G. Maselli served as Chairperson of our Board from 2011 until his resignation as Chairperson on April 18, 2023. Mr. Maselli is a managing director of Trimaran Fund Management, L.L.C. (“Trimaran Fund”), a position he has held since 2006. He is a director of NioCorp Developments Ltd., and he was the President of Acquisitions of GX Acquisition Corp. II. until it closed on March, 17, 2023. Before joining Trimaran Fund in February 2006, Mr. Maselli worked in the Corporate and Leverage Finance Groups of Canadian Imperial Bank of Commerce (“CIBC”) World Markets. Prior to joining CIBC in 1997, Mr. Maselli served as a Managing Director in Bear Stearns’ corporate finance group and, prior to that, as a Vice President at Kidder Peabody & Co. Incorporated. Mr. Maselli served on the board of ChanceLight, Inc. (f/k/a Educational Services of America, Inc.) until 2018. From 2013 to 2015, he served on the board of directors of Norcraft Companies, Inc., a leading manufacturer of kitchen and bathroom cabinetry in the United States and Canada, and also served on the board of managers of its predecessor company beginning in 2003. Additionally, Mr. Maselli served on the board of directors of Standard Steel, LLC, and was director as well as Chairman of the Board of CB Holding Corp. Mr. Maselli received an MBA with distinction from The A.B. Freeman School at Tulane University and a bachelor’s degree in economics from the University of Colorado. With his extensive background in banking, finance, and private equity, his supervisory and investment experience in a variety of industries, and his knowledge of us and our affiliates, Mr. Maselli is well-qualified to serve on our Board.

John M. Roth has been a director since 2007. He has been with Freeman Spogli & Co. (collectively with certain funds managed by it, “Freeman Spogli”), one of our principal investors, since 1988, and has been a General Partner there since 1993, where he now serves as Chief Executive Officer, a position he has held since 2016. From 1984 to 1988, Mr. Roth was employed by Kidder, Peabody & Incorporated in the Mergers and Acquisitions Group. Mr. Roth has served on the board of directors of Arhaus, Inc. and predecessor entities from 2014 to the present. Mr. Roth has served on the board of directors of Floor & Decor Holdings, Inc., from 2010 to 2020. From 2005 to 2017, he served on the board of directors of hhgregg, Inc. Mr. Roth received an MBA and a bachelor’s degree from the Wharton School of the University of Pennsylvania. With his extensive experience as a board member of numerous retail and consumer businesses and his experience and insights into strategic expansion opportunities, capital markets, and capitalization strategies, Mr. Roth is well-qualified to serve on our Board.

As stated above, Michael G. Maselli, director, is a Managing Director of Trimaran Fund.  John M. Roth, director, is a general partner and the Chief Executive Officer of Freeman Spogli. As described below, our largest stockholder is Freeman Spogli. Each of Messrs. Maselli and Roth were originally designated as directors of the Company pursuant to arrangements among those individuals, Trimaran Pollo Partners L.L.C. (“LLC”), and Trimaran (as defined below) and Freeman Spogli, and pursuant to the limited liability company operating agreement of LLC, as described below under “LLC Agreement.”  The limited liability company operating agreement of LLC terminated on July 27, 2020, and each of Messrs. Maselli and

Roth has since been re-elected to the Board. There are no family relationships between any director, executive officer, or person nominated or chosen to become a director or executive officer of the Company, and, except as described in the preceding paragraph with respect to Messrs. Maselli and Roth, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such individual was or is selected as a director or nominee.

There are no family relationships between any director, executive officer, or person nominated or chosen to become a director or executive officer of the Company, and, except as described in the preceding paragraph with respect to Messrs. Maselli and Roth, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such individual was or is selected as a director or nominee.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed BDO USA, LLP, as our independent registered public accounting firm for 2023. BDO USA, LLP has served in this capacity since 2011.

We ask that you ratify this appointment. Rules of the SEC and The Nasdaq Stock Market LLC (“Nasdaq”) require our Audit Committee to engage, retain, and supervise our independent registered public accounting firm. However, while stockholder ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm is not required by our bylaws or otherwise, we think that stockholder ratification of our independent registered public accounting firm is important to stockholders and is a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether to retain BDO USA, LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

We expect that representatives of BDO USA, LLP will be present at the meeting, that they will have the opportunity to make a statement if they so desire, and that they will be available to respond to appropriate questions.

Pursuant to our Audit Committee’s charter, our Audit Committee is responsible for overseeing our accounting and financial reporting processes, and for overseeing our audits. The Audit Committee is responsible for appointing, retaining, determining the compensation of, evaluating, and terminating our independent registered public accounting firm. The Audit Committee is also responsible for establishing and maintaining guidelines for the retention of our independent registered public accounting firm for any non-audit services and for the fees for those services, and for determining procedures to approve audit and non-audit services in advance. Pursuant to our Audit Committee’s Charter, the Audit Committee shall pre-approve any audit or non-audit services provided to us by our independent registered public accounting firm as required by applicable laws and listing standards. In addition, the Audit Committee may delegate the pre-approval of permissible non-audit services to one or more of its members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee pre-approved all audit and permitted non-audit services provided by BDO USA, LLP during fiscal 2022 and fiscal 2021 in accordance with the foregoing pre-approval policy.

The following table sets forth fees billed by BDO USA, LLP, for the audit of our annual financial statements and other services rendered for the periods presented:

	Fiscal 2022	Fiscal 2021
Audit Fees (1)	$658,015	$628,480
Audit-Related Fees (2)	$20,250	$16,960
Total	$678,265	$645,440

(1)	Audits of our annual financial statements, reviews of quarterly financial statements, and services that are normally provided by independent accountants in connection with statutory and regulatory filings or engagements, including reviews of SEC filings and our Franchise Disclosure Document.
(2)	Audit-related fees consist of the audit of our 401(k) plan.

You may vote “FOR” or “AGAINST” or “ABSTAIN” on the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2023. This proposal shall be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented at the annual meeting and entitled to vote on this proposal.

The Board recommends that you vote “FOR” the ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for 2023.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed our fiscal 2022 audited financial statements with management.

The Audit Committee has discussed with BDO USA, LLP, our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA, LLP’s communications with the Audit Committee concerning independence, and it has discussed with BDO USA, LLP the firm’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements be included in our annual report on Form 10-K for 2022 for filing with the SEC.

Respectfully submitted,

William Floyd

Samuel N. Borgese

Mark Buller

Nancy Faginas-Cody

The foregoing report of the Audit Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Board believes that the Company’s long-term success depends in large measure on the talents of its employees. The Company’s compensation system plays a significant role in its ability to attract, retain and motivate the highest quality workforce. The Board believes that the Company’s current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its stockholders. The Board endorses the Company’s executive compensation program and encourages stockholders to review the Compensation, Discussion and Analysis, tables and other disclosures included under the Section entitled “Compensation Discussion and Analysis” and “Executive Compensation Tables” of this proxy statement.

Section 14A of the Exchange Act requires that the Company periodically submit to the stockholders for an advisory vote a resolution to approve the compensation of its named executive officers (“NEOs”) as described in this proxy statement, commonly referred to as a “say-on-pay” resolution.

The Board recommends that the stockholders vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2023 annual meeting pursuant to the compensation disclosure rules of the United States Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures).”

You may vote “FOR” or “AGAINST” or “ABSTAIN” on the approval, on an advisory (non-binding) basis, of the compensation of our NEOs. This proposal shall be approved if it receives the affirmative vote of a majority of the shares of common stock present in person or represented at the annual meeting and entitled to vote on this proposal. This is a non-binding advisory vote and, therefore, its outcome does not mandate any particular action. However, our Board and our Compensation Committee will carefully consider the outcome of this vote when making future decisions regarding the compensation of our NEOs. We will hold our next advisory vote to approve the compensation of our named executive officers at the 2023 annual meeting of stockholders.

The Board recommends that you vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

DIRECTOR COMPENSATION

All non-employee directors received both restricted shares and cash compensation. Any directors who are also our employees do not receive compensation for their service as directors. The following table provides compensation information for fiscal 2022 for each of our non-employee directors.

	Fees Earned
	or Paid in	Stock
	Cash	Awards	Total
Name	($)	($) (1) (2)	($)
Michael G. Maselli	$110,000	$110,000	$220,000
Douglas J. Babb	$89,000	$60,000	$149,000
Samuel N. Borgese	$70,000	$60,000	$130,000
Mark Buller	$72,500	$60,000	$132,500
William R. Floyd	$99,000	$60,000	$159,000
Dean C. Kehler	$60,000	$60,000	$120,000
Carol ("Lili") Lynton	$89,000	$60,000	$149,000
John M. Roth	$65,000	$60,000	$125,000
Deborah Gonzalez	$68,031	$60,000	$128,031
Nancy Faginas-Cody	$68,031	$60,000	$128,031

(1)	Represents the grant date fair value of restricted shares granted in 2022, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718). Please see Note 11 to our consolidated financial statements in our Annual Report for assumptions made in the valuation of the equity awards.
(2)	As of December 28, 2022, MMs/Mme. Maselli, Babb, Borgese, Buller, Floyd, Kehler, Lynton, Roth, Gonzalez and Faginas-Cody had 17,154, 9,579, 9,579, 9,579, 9,579, 9,579, 9,579, 9,579, 5,693 and 5,693 unvested restricted shares in the aggregate outstanding, respectively.
(3)	Mr. Kehler resigned from the Board on March 27, 2023.

Director Compensation Policy

Each non-employee director except for Mr. Maselli, as Chairperson of the Board in 2022, received an annual grant of 5,693 restricted shares, calculated by dividing $60,000 (which amount was increased to $90,000, effective as of March 31, 2023, and which will be received in May 2023) by the closing price of our stock on May 10, 2022. Mr. Maselli, as Chairperson of the Board in 2022, received 10,436 restricted shares, calculated by dividing $110,000 (which amount was increased to $140,000, effective as of March 31, 2023, and which will be received in May 2023) by the closing price of our stock on May 10, 2022. These grants vest ratably based on continued service over three years (which was changed for future grants to vest ratably based on continued service annually, effective as of March 31, 2023), and accelerate and fully vest upon a termination of the director’s service by the Company without “cause” or due to the director’s death or “disability.”

In addition, each of our non-employee directors except the Chairperson of the Board, received an annual cash retainer fee of $60,000 in 2022, which was paid quarterly. Mr. Maselli, as Chairperson of the Board in 2022, received an annual cash retainer fee of $110,000 in 2022, which was also paid quarterly.

Also, we provided the following annual fees for non-employee directors for committee service, which were paid quarterly:

●	Audit Committee chairperson: $10,000 (which amount was increased to $15,000 effective as of January 1, 2023)
●	Compensation Committee chairperson: $7,500 (which amount was increased to $12,500 effective as of January 1, 2023)
●	Nominating and Corporate Governance Committee chairperson $5,000 (which amount was increased to $ 10,000 effective as of January 1, 2023)
●	All other committee members: $5,000

Stock Ownership Guidelines Applicable to our Non-Employee Directors

Our Board has adopted Stock Ownership Guidelines that require each of our non-employee directors to own shares of our common stock equal in value to five times the annual Board cash retainer. Shares subject to stock options and unvested stock or stock unit awards subject to performance-based vesting are not considered owned for purposes of these guidelines. The non-employee directors are required to be in compliance with the required ownership level within five years from the date such person first becomes subject to the guidelines. Each of the non-employee directors is currently in compliance with the required ownership levels or is within the five-year transition period.

GOVERNANCE OF THE COMPANY

Board Composition

Our certificate of incorporation provides that the number of directors on our Board is to be fixed exclusively pursuant to Board resolution. The exact size of our Board shall be determined from time to time by the Board. Our Board currently consists of ten directors.

Our Board is divided into three classes as set forth below, with each director serving a three-year term and with one class to be elected at each year’s annual meeting of stockholders.

Name	Class	Term Expires
Michael G. Maselli	I	2024
Deborah Gonzalez	I	2024
Carol (“Lili”) Lynton	I	2024
William R. Floyd	II	2025
Douglas J. Babb	II	2025
Nancy Faginas-Cody	II	2025
Samuel N. Borgese	III	2023
Mark Buller	III	2023
Laurance Roberts	III	2023
John M. Roth	III	2023

On March 27, 2023, Dean C. Kehler, a member of our board of directors since 2005, resigned as a director of the Board, effective immediately. Mr. Kehler’s resignation was in connection with the distribution on March 28, 2023, by the LLC and certain of  LLC’s affiliates (collectively, the “Trimaran Group”) of substantially all of the shares of the Company’s common stock held by the Trimaran Group to their respective investors, members and limited partners (the “Distribution”) and planned liquidation of the Trimaran Group. Mr. Kehler is the managing member of Trimaran Capital, L.L.C., which is the managing member of LLC. Mr. Kehler’s resignation was not the result of any dispute or disagreement with the Company or the Board on any matter relating to the Company’s operations, policies or practices. Mr. Kehler was not a member of any committees of the Board.  The Board continues to be comprised of a majority of independent directors in compliance with all applicable NASDAQ listing requirements.  On April 21, 2023, the Board resolved to reduce the size of the Board from eleven to ten directors.

We are a party to a stockholders’ agreement with the LLC, whose members are investment funds managed by affiliates of Trimaran Capital Partners (with its predecessors and affiliates and certain funds managed by it, collectively, “Trimaran”) and Freeman Spogli, certain members of our management, and other third-party investors (“Stockholders’ Agreement”). The Stockholders’ Agreement provides certain rights to LLC, including registration rights for common stock owned by LLC. The limited liability company operating agreement of LLC also provided rights to Trimaran and Freeman Spogli, including certain registration rights. See “Certain Relationships and Related Party Transactions - Stockholders Agreement” for additional information. Thus, pursuant to the Stockholders Agreement, the Company filed a registration statement on Form S-3 (File No. 333-269807) (the “Registration Statement”), which was declared effective on March 1, 2023. The Registration Statement registered the resale of up to 16,818,465 shares of the Company’s common stock by the selling stockholders named therein, including LLC, and pursuant to which LLC may sell any of the shares that it continues to hold following the Distribution. As disclosed in the Registration Statement, certain of the selling stockholders named in the Registration Statement may distribute their shares to their limited partners, general partners, stockholders or others and then any subsequent sales will be at the new holder’s discretion. The shares distributed in the Distribution will generally be freely tradable by the recipients pursuant to Rule 144 under the Securities Act, following the completion of the Distribution.

On March 28, 2023, the Trimaran Group effected the Distribution, and the Trimaran Group intends to subsequently liquidate or distribute its remaining assets and wind up.

Board Diversity

We are committed to creating a diverse and inclusive culture and have furthered these efforts by focusing on increasing diversity, both within our management team as well as on the Board of Directors.

Total Number of Directors	10
	Female	Male
Part I: Gender Identity
Directors	3	7
Part II: Demographic Background
Hispanic or Latinx	2	0
White	1	7

Board Leadership Structure

Separate individuals serve as our Chairperson and our Chief Executive Officer. Mr. Roberts currently serves as our President and Chief Executive Officer and Mr. Floyd currently serves as the Chairperson of the Board. We do not have a policy requiring the separation of these positions. Rather, as our corporate governance guidelines explain, the Board is free to choose its Chairperson in any way that it deems best for the Company at any given point in time. Under the circumstances, the Board has determined that having an independent director serve as non-executive Chairperson continues to be in the best interests of our shareholders at this time.  In addition, we currently believe that this separation is appropriate in order to avoid a conflict of interest regarding CEO compensation, to have increased independent oversight of the Board regarding management’s strategic direction and results, and to provide a greater role for non-management director participation than would be the case if the Chairperson and Chief Executive Officer positions were combined.

After serving as Chairperson of our Board for more than eleven years (and through 2022), Mr. Maselli resigned on April 18, 2023 in order to facilitate a transition in Board leadership.  Mr. Borgese served as our Lead Independent Director during 2022. On April 18, 2023, the Board elected Mr. Floyd as Chairperson.  Because Mr. Floyd is an independent director, the Board determined that a Lead Independent Director was no longer required.

Code of Business Conduct and Ethics

The Board has adopted a code of business conduct and ethics that applies to our directors, executive officers, and employees, available at http://investor.elpolloloco.com/corporate-governance. We expect that any amendments to the code, or any waivers thereto granted to a director or executive officer requiring disclosure under applicable SEC or Nasdaq rules, will be posted on our website.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist it in the exercise of its fiduciary duties and responsibilities to us and to promote the effective functioning of the Board and its committees. Our corporate governance guidelines cover, among other topics:

●	director independence and qualification requirements;
●	board leadership and executive sessions;
●	limitations on other board and committee service;
●	director responsibilities;
●	director compensation;
●	director orientation and continuing education;
●	board and committee resources, including access to officers and employees;
●	succession planning; and
●	board and committee self-evaluations.

Our corporate governance guidelines are available on our website, at http://investor.elpolloloco.com/corporate-governance. We expect that any amendments to the guidelines will be disclosed on our website.

Role in Risk Oversight

The Board oversees a company-wide approach to risk management that is carried out by management, which is designed to enhance stockholder value, support the achievement of strategic objectives and improve long-term organizational performance. The Board determines the appropriate risk levels for the Company generally, assesses the specific risks faced by the Company, and reviews the steps taken by management to manage those risks. The Board’s involvement in setting the Company’s business strategy facilitates these assessments and reviews, culminating in the development of a strategy that reflects both the Board’s and management’s consensus as to appropriate levels of risk and the appropriate measures to manage those risks. Pursuant to this structure, risk is assessed throughout the enterprise, focusing on risks arising out of various aspects of the Company’s strategy and the implementation of that strategy, including financial, legal/compliance, operational/strategic, health and safety, and compensation risks. The Board considers and makes determinations on any action warranted with respect to such risks, which include short-, intermediate- and long-term risks, as well as both existing risks and emerging risks. The Board’s oversight standards apply regardless of the immediacy of the risk assessed. The Board also considers risk when evaluating proposed transactions and other matters presented to the Board, including acquisitions and financial matters. Any director may propose a meeting agenda item related to risk or any other topic for consideration and discussion by the Board.

While the Board maintains ultimate oversight responsibility for the risk management process, its committees oversee risk in specific areas. Our Audit Committee oversees management of risks involving accounting and financial reporting, including internal controls and disclosure controls and procedures. In addition, the Audit Committee oversees the Company’s compliance program with respect to legal and regulatory requirements, including the Company’s codes of conduct and policies and procedures for monitoring compliance. The Audit Committee also receives regular reports on the Company’s cybersecurity compliance and risk management practices. The Audit Committee regularly discusses disclosure controls and procedures, and the resulting assessments and determinations regarding disclosure of risks, with management and with the Board as part of its risk oversight function.

The Compensation Committee periodically reviews compensation practices and policies to determine whether they encourage excessive risk taking, including an annual review of management’s assessment of the risk associated with the Company’s compensation programs covering its employees, including executives. The Compensation Committee also has responsibilities regarding risk related to succession planning. Our Nominating and Corporate Governance Committee oversees management of risks associated with corporate governance and conflicts of interest. At the Board’s instruction, management regularly reports on applicable risks to the Board or to a relevant committee, with additional review or reporting on risks conducted as needed or as requested by the Board and by its committees.

Our Board believes that the process it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, does not have a material effect on our choice of the Board’s leadership structure described above under “Board Leadership Structure.”

Oversight of Information Security Risk

Our Chief Privacy Officer, who is also our Vice President of Information Technology, oversees our information security program. Our Board and the Audit Committee receive regular reports on the Company’s cybersecurity and other information technology risks. Management reports quarterly to the Audit Committee regarding information security. We consider each member of our Audit Committee to possess information security experience by way of their oversight responsibilities over this area. In providing such oversight, the Audit Committee may also discuss such processes and controls with our internal and independent registered public accounting firm.

We identify and address information security risks by employing a defense-in-depth methodology that provides multiple, redundant defensive measures in case a security control fails, or a vulnerability is exploited. We leverage internal resources, along with strategic external partnerships, to mitigate cybersecurity threats to the Company. We deploy both commercially available solutions and proprietary systems to manage threats to our information technology environment actively. We employ a robust information security and training program for our employees, including mandatory computer-based training, regular internal communications, and ongoing end-user testing to measure the effectiveness of our information security program. We are externally audited and certified by top information security standards, specifically for the Payment Card Industry Data Security Standard (PCI DSS), to ensure we comply with this rigorous standard and as part of our Sarbanes Oxley audit process. We regularly engage appropriate external resources regarding emerging threats to navigate the diverse cybersecurity landscape and conduct third-party security reviews and testing of our network, processes and systems. We maintain cybersecurity insurance.

Director Independence

Under the applicable listing requirements and rules of Nasdaq, independent directors must comprise a majority of our Board, subject to certain specified exceptions. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of our Audit, Compensation and Nominating and Corporate Governance Committees must be independent within the meaning of applicable Nasdaq rules. Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. The Board has reviewed the independence of our directors under the applicable rules of Nasdaq. Based on this review, the Board determined that each of Messrs. Babb, Borgese, Buller, Floyd, Roth and Mss. Lynton, Faginas-Cody and Gonzales are independent under the applicable listing standards of Nasdaq. In making this determination, our Board considered its relationship and other related transactions with each of these non-employee directors (as more fully described in “Certain Relationships and Related Transactions” pages 52 to 54 herein) and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock held by each non-employee director. Mr. Roberts is not an independent director due to serving as our President and Chief Executive Officer.

As required under applicable Nasdaq rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. Our independent directors held executive sessions four times in 2022 in conjunction with our Board meetings.

Board Committees

Our Board has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. All Audit, Compensation, and Nominating and Corporate Governance Committee members are independent, under applicable Nasdaq listing standards. Our Board has adopted written charters for each of these committees, current copies of which are available at http://investor.elpolloloco.com/corporate-governance. Our Board may establish other committees as it deems necessary or appropriate from time to time.

The composition of each of our three standing committees is set forth below:

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Douglas J. Babb		C
Samuel N. Borgese	X	X
Mark Buller	X	X
Nancy Faginas-Cody	X		C
Deborah Gonzalez			X
Carol Lynton	C	X
John M. Roth			X
Meetings in 2022:	5	8	4

C = Chairperson

Audit Committee

The functions of the Audit Committee, among other things, include:

●	reviewing our financial statements, including any significant financial items and changes in accounting policies, with our senior management and our independent registered public accounting firm;
●	reviewing our financial risk and control procedures, our compliance and Environmental, Social and Governance (“ESG”) programs, and significant tax, legal, and regulatory matters;
●	reviewing and discussing with management, external auditors and other appropriate professionals the adequacy and effectiveness of the Company’s data privacy and cybersecurity programs;
●	appointing and determining the compensation for our independent registered public accounting firm;
●	reviewing the procedures established for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, and auditing matters;
●	reviewing the adequacy and effectiveness of our data privacy and cybersecurity programs; and
●	reviewing and overseeing our independent registered public accounting firm.

On April 21, 2023, our Board elected Ms. Lynton as Chairperson of the Audit Committee after Mr. Floyd resigned as Chairperson of the Audit Committee in order to serve as Chairperson of the Board. The Board has determined that Ms. Lynton qualifies as an “Audit Committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

Additionally, our Board has determined that each of Messrs. Borgese and Buller and Ms. Faginas-Cody qualifies as independent as independence for Audit Committee members is defined under Nasdaq listing standards, and under Rule 10A-3 of the Exchange Act.

Compensation Committee

The functions of the Compensation Committee, among other things, include:

●	overseeing and reviewing the Company’s overall compensation policies, plans and programs, and assessing whether the Company’s compensation philosophy establishes appropriate incentives for management and employees;

●	reviewing and approving at least annually the goals and objectives relevant to the compensation of certain of our key executives, evaluating the performance of these executives in light of those goals and objectives, and determining the compensation of these executives based on that evaluation;
●	reviewing and approving director compensation for service on the Board and Committees;
●	approving the terms and grant of equity awards;
●	reviewing and approving overall compensation programs;
●	reviewing and recommending to the Board employment and severance arrangements for executive officers, including employment agreements and change-in-control provisions, plans or agreements;
●	administering our incentive compensation and equity-based plans;
●	overseeing human capital programs, including those which promote employee development and retention and focus on workforce diversity and inclusion;
●	overseeing the assessment of risks related to the Company’s compensation policies and programs; and
●	annually reviewing an assessment of any potential conflicts of interest raised by the work of any compensation consultants.

In order to comply with certain SEC requirements, the committee (or a subcommittee thereof) must consist of at least two directors that qualify as “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act. The Board has determined that each of Messrs. Babb, Borgese and Buller, and Ms. Lynton qualifies as a “non-employee director.”

Human Capital Oversight

In overseeing our human capital programs, the committee works with management to foster a work environment that includes and embraces a diversity of backgrounds and perspectives. The Company has focused on increasing diversity and has made great progress towards this goal, including within its leadership team and operational management. For example, as of the end of fiscal year 2022, approximately:

●	63% of our General Managers, Area Leaders, and Regional Directors identify as female and 90% identify as Non-White or Hispanic/Latino;
●	52% of our Support Center employees who are at or above director level identify as female and 41% identify as Non-White or Hispanic/Latino; And
●	43% of our executive team identifies as female and 29% identifies as Non-White or Hispanic/Latino.

Management regularly reports to the committee regarding team member development, health and wellness benefits and programs, special incentives and recognition programs, 401(k) plans, flexible work schedules, and any other programs designed to meet the needs of our team members and their families. Management also regularly reviews with the committee retention and engagement of team members.

Executive and Director Compensation

Our processes and procedures for considering and determining executive and director compensation begin with the compensation guidelines in our corporate governance guidelines, which are developed and reviewed by the Nominating and Corporate Governance Committee and approved by the Board. These guidelines state that directors who are also Company officers are not to receive additional compensation for director service, and that compensation for non-employee directors should be competitive and encourage stock ownership through payment of a portion of compensation in the form of stock, options, or similar securities. Our guidelines also task the Compensation Committee with periodically reviewing the level and form of director compensation, including compared to companies of similar size, industry, and complexity, with changes to director compensation to be proposed to the full Board for consideration. Moreover, regarding delegation of authority, under its charter, the committee may form subcommittees for any purpose that the committee deems appropriate and may delegate to such subcommittees such power and authority as the committee deems appropriate; provided, however, that the committee shall not delegate to a subcommittee any power or authority required by any law, regulation, or listing standard to be exercised by the committee as a whole.

In particular, the committee may delegate the approval of award grants and other transactions and responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the committee who are “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act.

In addition, the committee may delegate to one or more of our officers the authority to make grants and awards of stock rights or options to any non-section 16 officer of the Company under such of our incentive-compensation or other equity-based plans as the committee deems appropriate and in accordance with the terms of such plans.

Engagement of Consultants and Advisors

Under its charter, our committee may conduct or authorize investigations into or studies of matters within its scope of responsibilities and may retain or obtain the advice of a compensation consultant, legal counsel, or other advisor in its sole discretion. The committee is directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant, legal counsel, or other advisor that it retains. The Company bears all expenses. The committee may select, or receive advice from, a compensation consultant, legal counsel, or other advisor to the committee, other than in-house legal counsel, only after conducting an assessment of, and determining, the advisor’s independence, including whether the advisor’s work has raised any questions of independence or conflicts of interest, taking into consideration the Exchange Act, the factors set forth in the rules of the Nasdaq, and any other factors that the committee deems relevant.

In 2022, the committee engaged Semler Brossy Consulting Group, LLC (the “compensation consultant”), to advise the committee on an ongoing basis as an independent compensation consultant. The compensation consultant reports directly to the committee. While conducting assignments, the compensation consultant interacts with our management when appropriate. Specifically, our Vice President, Chief People Officer and Senior Vice President, Chief Legal Officer, worked with the compensation consultant to provide information regarding the Company and its executive compensation policies and practices. In addition, the compensation consultant may seek feedback from the committee chairperson and other Board members regarding its work before presenting study results or recommendations to the committee. The compensation consultant may be invited to attend committee meetings. The committee determines when to hire, terminate, or replace the compensation consultant, and the projects to be performed by the compensation consultant. In 2022, as in prior years, the committee requested the compensation consultant to assist in review of Board compensation and executive compensation review and benchmarking against the Company’s peers. Except as described in this paragraph, the compensation consultant did not perform any other services to the Company or its management during fiscal 2022.

After review and consultation with the compensation consultant, the committee determined that there was no conflict of interest resulting from retaining the consultant in fiscal 2022. The committee is retaining the compensation consultant to advise the committee on certain compensation matters in 2023, but under its charter the committee has the discretion to retain, or not to retain, compensation consultants and other advisors in its sole discretion.

Nominating and Corporate Governance Committee

The functions of the Nominating and Corporate Governance Committee for identifying and evaluating nominees for director, among other things, include:

●	identifying, recruiting, and, if appropriate, interviewing candidates to fill positions on the Board, including persons suggested by stockholders or others;
●	reviewing the backgrounds and qualifications of individuals being considered as director candidates;
●	reviewing and recommending to the Board the director nominees for election by the stockholders or appointment by the Board, as the case may be, pursuant to our bylaws;
●	reviewing the suitability for continued service as a director of each director when his or her term expires and when he or she has a change in status, including, but not limited to, an employment change, and to recommend whether or not the director should be re-nominated;
●	recommending director nominees and Board members for committee membership;
●	reviewing our corporate governance guidelines;

●	reviewing and assessing sustainability, environmental and social responsibility policies and goals as part of our ESG program; and
●	overseeing the evaluation of the Board and its committees.

As discussed above in the Q&A, the committee will consider director candidates recommended by stockholders. The committee does not have any specific requirements for candidates and nominees, but is tasked by its charter to consider:

●	Experience,
●	Skills,
●	Expertise,
●	Diversity,
●	Personal and professional integrity,
●	Character,
●	Business judgment,
●	Time availability in light of other commitments,
●	Dedication,
●	Conflicts of interest, and
●	Such other relevant factors as the committee considers appropriate in the context of the needs of the Board.

As a practical matter, the committee seeks candidates who contribute complimentary and relevant strengths, including diverse perspectives, diverse personal backgrounds, and diverse professional backgrounds encompassing retail, real estate, management, operations, finance, accounting, marketing, and law.

Similarly, under its corporate governance guidelines, the Board in evaluating nominees may apply all criteria it deems appropriate, including:

●	Whether a nominee has the experience, knowledge and skills necessary to make a meaningful contribution to the Board’s oversight of the Company’s business and affairs,
●	A nominee’s reputation for honesty and ethical conduct in his or her personal and professional activities,
●	A candidate’s time availability in light of other commitments,
●	Years of experience,
●	Potential conflicts of interest,
●	Material relationships with the Company,
●	Independence from the Company and its management, and
●	A diversity of backgrounds and experiences.

As indicated, diversity in its many forms is important to the committee and to the Board in director selection as part of the holistic process of candidate and nominee evaluation. The committee’s responsibilities under its charter include (i) reviewing annually with the Board the composition of the Board as a whole and recommending, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise, and diversity required for the Board as a whole, and (ii) annually evaluating the committee’s performance. Similarly, the Board is tasked under its corporate governance guidelines with conducting annual self-assessments of the performance of the Board and of each of its committees, the results of which will be discussed with the full Board and with each committee, including reviews of any areas where Board members or management believe that the Board can better contribute to the Company. The Board will use the results to determine the characteristics and skills required of prospective Board members and for committee assignments. Therefore, at both the committee and at the Board level, feedback mechanisms help assessment of diversity, recruitment, and other policies.

ESG Governance & Leadership

The core of who we are as a brand is built on a foundation of the highest integrity and an uncompromised standard of ethics. We strive to create a culture of heart-centered leadership, accountability, open and authentic communication, inclusivity, and strong values with our team members, guests, and partners. We believe that success in the restaurant industry is highly correlated with employee engagement, which is dependent upon hiring, retaining, developing and motivating employees. We invest in competitive pay and leadership training to ensure that our managers have the tools they need to be effective leaders and motivating coaches. We continue to build a culture centered around our mission,

which is to “Feed the Love that Makes Us All Feel Like Family” and “Heart-Centered Leadership,” which is predicated on servant-led leadership, employee recognition and community involvement. For example, in 2004, we created El Pollo

Loco Charities, a non-profit charity, to support the communities surrounding our restaurants. El Pollo Loco Charities,

together with the Company, have provided over 15,000 meals per year to underprivileged families, through organizations like Food on Foot, Habitat for Humanity, Children’s Institute, and Court Appointed Special Advocates. For example, in 2019 we enhanced our community outreach through several initiatives, including (i) implementing a food donation program with Food Donation Connection and donating 75,000 tacos as part of our “Buy One, Feed Many” initiative, (ii) celebrating Caesar Chavez Day by recruiting 500 company employees, franchisees and customers to refresh a high school located in south Los Angeles and (iii) entering into a relationship with an Orange County-based organization to provide job opportunities for the homeless. In 2020, we provided funds to 13 Latina owned businesses that were heavily impacted by the COVID-19 pandemic. In 2021, we launched a campaign called ValenKIND’s Day, which provided 10,000 meals to community members in our hometown of Los Angeles who are struggling with hunger and homelessness. For Mother’s Day, we issued $80,000 in grants to help moms in our communities and moms who are restaurant team members pursue their dreams in our “Strong Like A Madre” campaign. During 2022, we launched our first Round Up for Charity campaign benefiting Feeding America. El Pollo Loco Charities committed to match the first 100,000 customer round ups in our effort to reach our goal of raising $400,000 for the charity. In addition, in 2022, we donated 15,000 meals to Food on Foot’s Sunday Program, which serves people experiencing homelessness and food insecurity. Further, during the holidays in 2022, we participated in toy drives for various local charitable organizations including California Highway Patrol’s CHiPs for Kids. Lastly, we also continued a 2019 commitment to street artists in our communities by commissioning three new murals on the exterior walls of our restaurants in the Los Angeles area in celebration of Cesar Chavez Day, Mother’s Day, and Day of the Dead.

ESG oversight is conducted from the highest levels of our organization. Our Board of Directors oversees our ESG and sustainability strategy, initiatives, and policies, including management’s assessment of these strategies, initiatives and policies, with assistance of our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee in their relative areas of expertise. At the management level, ESG oversight is provided by our Chief Executive Officer and our ESG Steering Committee, which supports our ongoing commitment to social responsibility, sustainability, and the integration of ESG into our business. The ESG Steering Committee is made up of company employees with experience in relevant disciplines across our organization such as human resources, operations, development, supply chain, investor relations, and legal and government affairs.

Compensation Committee Interlocks and Insider Participation

During 2022, Compensation Committee members included Douglas J. Babb, Mark Buller, Deborah Gonzalez and Carol (“Lili”) Lynton. None of these individuals during that year or otherwise formerly was our officer or employee or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of our executive officers serves or has served as a member of the board of directors, compensation committee, or other board committee performing equivalent functions, of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Board Meetings

The Board held 18 meetings or special meetings in 2022. Each incumbent director attended at least 75% of the aggregate of the total number of board and committee meetings held in 2022 while that director served on the board and on those committees.

This behavior is in accordance with our corporate governance guidelines, which state that directors are expected to spend the time and effort necessary to properly discharge their responsibilities, by regularly attending Board and committee meetings, and by reviewing, prior to meetings, material distributed in advance for those meetings.

Annual Meeting Attendance

Pursuant to our corporate governance guidelines, directors are expected to attend our annual meeting of stockholders, and a director who is unable to attend, which it is understood will occur on occasion, is expected to notify our Chairperson. In 2022, ten of the eleven directors then on the Board attended our annual meeting.

Succession Planning

The Board, led by the Compensation Committee, plans for Chief Executive Officer succession. To assist the Board and the Compensation Committee, the Chief Executive Officer provides to the Compensation Committee an annual assessment of each officer’s performance and discusses his or her ability to succeed the Chief Executive Officer or another senior officer, which assessments are used for succession planning purposes. In addition, the Chief Executive Officer prepares and maintains a short-term succession plan delineating temporary delegations of authority in the event that one or more senior officers unexpectedly become unavailable or incapacitated. This short-term succession plan is approved by the Board and effective in an emergency unless and until the Board takes other action.

EXECUTIVE OFFICERS

Executive Officers

In addition to Laurance Roberts, our Chief Executive Officer and President, whose biography is included under the heading “Director Biographies,” our other executive officers as of April 27, 2023, are as follows:

Name	Age	Position
Ira Fils	57	Chief Financial Officer
Maria Hollandsworth	58	Chief Operating Officer

Ira Fils was appointed our Chief Financial Officer on June 27, 2022. Prior to joining El Pollo Loco, Mr. Fils joined The Habit Restaurants, LLC in August 2008 as Chief Financial Officer and Secretary, where he helped lead the Company’s successful IPO in 2014, and actively participated in the sale of Habit to YUM! Brands in 2020. During his tenure, he was a key member of the Executive Team that grew Habit restaurants from 20 locations to over 300 locations. Prior to his time at Habit, Mr. Fils served as Chief Financial Officer of Mimi’s Café from 2005 to 2008, after joining the company as Vice President of Finance in 2003. From 1998 to 2003, he served in various financial capacities with increasing responsibility which led to him becoming Chief Financial Officer at Rubio’s Restaurants, Inc. He holds an undergraduate degree in economics and an MBA from the University of California, Irvine.

Maria Hollandsworth was appointed our Chief Operating Officer on October 31, 2022. Before joining El Pollo Loco, Ms. Hollandsworth was the Regional Vice President of Operations for Dunkin’, a division of multi-brand restaurant company Inspire Brands, Inc. During her tenure, she worked closely with Dunkin’ franchisees to establish and execute a strategic market plan. She also led the leadership team in building strong relationships with franchisee leaders and increasing profitability through a culture of trust, respect, and improved guest satisfaction. Prior to Inspire, Ms. Hollandsworth worked for over 20 years at Jack in the Box, most recently serving as the Vice President of Strategic Initiatives and Operations Services from 2013 to 2018, where she successfully executed the creation and implementation of enterprise-wide strategic initiatives across over 2,000 restaurants. Prior to this role, Ms. Hollandsworth held leadership roles in both company and franchise operations at Jack in the Box.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides an overview of our overall executive compensation program, including the philosophy and goals, main components of pay and the decision-making process with respect to each of our Named Executive Officers (“NEOs”) for 2022. We believe our compensation programs reflect our commitment to adhere to best practices and only reward positive performance.

For 2022 our NEOs were:

●	Laurance Roberts, President and Chief Executive Officer
●	Ira Fils, Chief Financial Officer (beginning June 27, 2022)
●	Miguel Lozano, Chief Operating Officer (through November 21, 2022)
●	Maria Hollandsworth, Chief Operating Officer (beginning October 31, 2022)

Executive Summary

Fiscal 2022 - Year in Review

While we are pleased with our performance in fiscal 2022 as evidenced by system-wide comparable restaurant sales increase by 5.9%, including a 3.7% increase at company owned and 7.4% increase at our franchise locations, the restaurant industry faced another challenging year in operating environment pressured by inflation. Additionally, throughout this year, we made significant progress in creating a servant-led leadership culture predicated on recognition, greater interaction with team members and career development, while still maintaining accountability. We also implemented programs to create greater Support Center appreciation for the work our restaurant teams do every day.

As we look ahead, we are excited to build upon this momentum in 2023 as we continue our focus on our four strategic pillars, which are: 1) Embed our unique El Pollo Loco culture; 2) Build awareness and own our lane; 3) Deliver exceptional service – profitably; and 4) Accelerate development. We continue to focus on differentiating our brand through investments in our loyalty, delivery and social media platforms.

Returns to Shareholders

We returned approximately $55.0 million to shareholders through a special dividend payout in Fiscal 2022. In addition, our Board of Directors approved a share repurchase program (the “2022 Stock Repurchase Plan”) under which the Company is authorized to repurchase up to $20.0 million of shares of our common stock. The 2022 Stock Repurchase Plan began on January 9, 2023 and will terminate on March 28, 2024.

Financial Results (Fiscal 2022)

●	Total revenue was $470.0 million compared to $454.3 million in 2021.
●	System-wide comparable restaurant sales (1) increased 5.9% from 2021.
●	Income from operations was $30.1 million compared to $41.3 million in 2021.
●	Restaurant contribution (1) was $53.1 million, or 13.2% of company-operated restaurant revenue, compared to $72.5 million, or 18.4% of company-operated restaurant revenue in 2021.
●	Net income was $20.8 million, or $0.57 per diluted share, compared to net income of $29.1 million, or $0.80 per diluted share in 2021.

(1)	System-wide comparable restaurant sales and restaurant contribution are not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and are defined below in Appendix A.

Overall Compensation Philosophy

We believe our compensation programs serve three primary purposes.

●	To successfully execute our organizational strategy, it is critical to attract, retain, and motivate our employees.
●	We hold our executive officers accountable for Company performance using performance-based incentive compensation.
●	We align the interests of management with our stockholders using equity incentives that vest over time and stock ownership requirements. At the heart of our compensation programs is a pay-for-performance philosophy. Our named executive officers have a significant percentage of their compensation “at risk,” meaning that if the Company performs at, above, or below its target goals, the named executive officer will be paid at above or below his or her target compensation. If the Company performs below its target goals, the named executive officer will be paid below his or her target compensation.

WHAT WE DO
☑	Pay-for-Performance Philosophy: A significant portion of our NEO’s target compensation is variable tied to achievement of performance goals or stock price appreciation.
☑	Emphasize Long-Term Performance: Our long-term incentive (“LTI”) program focuses on achieving strategic objectives with vesting over a four-year period.
☑	Independent Compensation Consultant: The consultant is retained by and reports directly to the Compensation Committee and does not have any other consulting engagements with management or the Company.
☑

Provide Limited Perquisites: Our NEOs receive perquisites consistent with industry practices and participate in the same plans generally at the same level and offering made available to other employees.

☑	Mitigate Risk: The Compensation Committee reviews and revises our compensation programs annually to mitigate undue risk and align with market best practices.
☑	Clawback Policy: Clawback provisions provide the ability to recover equity-based incentive compensation or awards based on fraud or material misconduct.

WHAT WE DON’T DO
⌧	No Tax Gross-Ups: We do not provide any tax gross-ups on perquisites or benefits.
⌧	Reprice or buyout of underwater stock options: We do not allow the repricing of stock options without stockholder approval.
⌧

No Short Sale Transactions. Hedging and Pledging transactions are not permitted: We do not permit any director or officer to engage in short sales, put or call transactions, hedging, or other similar transactions, subject to a limited exception applicable to pledges that requires Company pre-approval. Directors or officers may not margin or borrow against any Company stock.

We believe these practices, along with our pay-for-performance philosophy, combine to create a compensation program aligned with the interests of our stockholders.

Elements of Executive Compensation

The following table provides information regarding the elements of our executive compensation program.

ELEMENT	FORM	OBJECTIVE AND BASIS
Base Salary	Cash	● Attract and retain highly qualified executives. ● Determined based on skills, experience, contribution, external benchmarking and performance when reviewed on an annual basis.
Annual Incentive Plan	Cash
●
Linked to the Company’s annual financial and strategic performance.
●
Target Annual Incentive Plan award is a percentage of base salary.
●
Actual payout based on financial performance against established adjusted EBITDA and revenue targets and an individual performance factor as a modifier.

Long-Term Incentive	Restricted Share Awards (“RSAs”) and Stock Options
●
Align the interests of our NEOs with those of our stockholders; motivate them to create value in the Company over a longer term.
●
Options provide value only if share price increases.
●
RSAs supplement options and promote long-term retention and alignment with stockholders.

Stockholder Advisory (Non-Binding) Vote on Executive Compensation

In 2022, stockholders voted on the compensation of our NEOs (this vote is commonly referred to as a “say on pay” vote).  At our 2022 annual meeting, approximately 97% of the votes cast supported our say-on-pay proposal. The Compensation Committee believes this high degree of stockholder support for our 2022 say-on-pay proposal, together with similar levels of stockholder support for our say-on-pay proposals in prior years, affirms stockholders’ support of our executive compensation program.

We will have our fourth say on pay vote this year and going forward annually, so that our stockholders may annually express their views on our executive compensation program. The Compensation Committee intends to consider the outcome of stockholders votes on our executive compensation program when making future compensation decisions for our NEOs.

Our Executive Compensation Process

Compensation Committee
●
The Compensation Committee oversees and approves key aspects of executive compensation with input from our Board and its independent compensation consultant. This includes our Chief Executive Officer's and other executive officers’ salaries, targets and payouts under the Annual Incentive Plan, LTI structure and awards and any executive perquisites or other benefits.
●
The Compensation Committee considers the factors above, consults with its independent compensation consultant, as well as data provided by the Chief Executive Officer regarding the performance of executive officers who report to him in determining compensation for our NEOs. The Compensation Committee also reviews the Chief Executive Officer’s performance against his Board-approved Company and business objectives. (He is not present during any deliberations or determinations regarding his compensation.)
●
The Compensation Committee considers competitive market and peer data to align the Company’s total pay opportunities and outcomes.

Management
●
The Chief Executive Officer and Chief People Officer work closely with the Compensation Committee in managing the executive compensation program, provide input and attend meetings of the Compensation Committee.
●
The Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation for each executive officer (other than his own).
●
The Chief People Officer presents recommendations supported by market data to the Compensation Committee on the full range of annual executive compensation decisions, including (i) annual and long-term incentive compensation plans, (ii) target competitive positioning of executive compensation, and (iii) target total direct compensation for each executive officer.

Independent Compensation Consultant
●
The Compensation Committee’s independent compensation consultant, Semler Brossy, provides research, survey information and analysis, incentive design expertise and other analyses related to compensation levels and design. Semler Brossy also updates the Compensation Committee on trends and developments related to executive compensation design and provides its views to the Compensation Committee on best practices, including competitiveness when evaluating executive pay programs and policies.
●
Semler Brossy has been retained by and reports directly to the Compensation Committee and does not have any other consulting engagements with management or the Company.

Use of Quantitative and Qualitative Measurements. We believe compensation should be based on factors that can be objectively determined, such as how well we have attained our earnings goals. For 2022, our Annual Incentive Plan awards were determined based 60% on our adjusted EBITDA and 40% on our revenue achieved against target goals for the year. In addition, the Compensation Committee may adjust the payout under the Annual Incentive Plan from 0% to 140% of the amount attributable to the Company performance metrics based on an individual performance factor. This individual performance factor is assessed based on an individual’s contribution to the Company’s objectives.

Market Data. As part of the annual executive compensation process, the Compensation Committee reviews compensation levels, practices, and pay of executives serving in comparable positions at peer group companies. In 2022, both peer group proxy data and industry-comparative compensation surveys were reviewed.

The Compensation Committee reviews the composition of the peer group on an annual basis in consultation with its independent compensation consultant. In selecting our peer group, we focus on similar companies in terms of industry, size and business characteristics.

Our Compensation Committee compared our compensation with that of the following companies considered as a group (collectively the “Peer Group”):

PEER GROUP
BJ’s Restaurants Inc.	Fiesta Restaurant Group, Inc.	Potbelly Corporation
Chuy’s Holdings, Inc.	Jamba Juice Co.	Red Robin Gourmet Burgers, Inc.
Denny’s Corporation	Krispy Kreme Doughnuts Inc.	Sonic Corp.
Dine Brands Global, Inc.	Noodles & Company

Named Executive Officer Compensation

Compensation to our named executive officers consists of four elements: base salary, annual cash incentive awards, long-term incentive awards, and “other” compensation items (including perquisites, benefits and severance).

Distribution of Compensation

We weight a greater proportion of total compensation toward performance-based components such as annual cash incentive awards, which can increase or decrease to reflect changes in corporate and individual performance on an annual basis, and long-term compensation, which can reinforce management’s commitment to enhancing profitability and stockholder value over the long-term.

A significant percentage of our named executive officers’ total direct compensation is variable based on performance factors (including our share price, in the case of long-term incentive awards). We believe this type of variable compensation supports our pay-for-performance philosophy. For 2022, 73% of Mr. Robert’s total direct compensation as Chief Executive Officer was variable, based on performance factors, and for all named executive officers as a group, between 52-69% of their total direct compensation as named executive officers was variable, based on performance factors.

Base Salary

Base salaries are intended to provide a base level of compensation and are paid in recognition of the skills, experience, and business contribution of our named executive officers. Salaries for our named executive officers are reviewed on an annual basis. In setting base salary, we consider the performance of the named executive officer, Company performance, tenure of the named executive officer, prior changes to the named executive officer’s compensation, internal equity, and external benchmarking of similarly situated executives in our Peer Group described above. For newly hired executives, we also consider the level of compensation necessary to attract the executive to the Company.

The Compensation Committee determined to increase each named executive officer’s base salary for 2022 based on its assessment of each executive’s performance in 2021. The base salaries for each of the NEOs during fiscal 2022 and 2021 are set forth below.

Base Salary
Annualized Rate
Named Executive Officer	Fiscal 2022	Fiscal 2021	% Change
Laurance Roberts (1)	$600,000	$502,924	19.3%
Ira Fils	$400,000	$—	N/A
Maria Hollandsworth	$340,000	$—	N/A
Miguel Lozano	$356,515	344,793	3.4%
(1)	In connection with Mr. Roberts’ appointment as our Interim Chief Executive Officer on October 15, 2021, his base salary was increased by $105,000, so that his base salary was $502,924 at the end of 2021. In connection with Mr. Roberts’ appointment as our Chief Executive Officer and President on March 9, 2022, his base salary was increased to $600,000.

Annual Incentive Plan

Our named executive officers participate in an annual cash incentive plan which provides them an opportunity to earn a cash award based on the attainment of certain pre-determined goals of the Company. For 2022 these goals were based on: (i) adjusted EBITDA, and (ii) revenue comprised of company sales and franchisee royalty income. Payouts based on the attainment of these performance goals may range from 0% to 180% of the target award. Payouts are also subject to an individual performance factor (“IPF”). The individual performance factor can adjust the achievement of the Company performance metrics range from 0% to 140% of the amount attributable to the Company performance metric. See our Annual Report on Form 10-K (“Annual Report”) filed on March 10, 2023, for more details on how our adjusted EBITDA is calculated.

Goals are established by the Board in the first quarter of the applicable fiscal year and range from a minimum (or threshold) level to a maximum level, with a target level in between. Each named executive officer has a targeted award potential expressed as a percentage of salary. Notwithstanding such targets, our Board has discretion to reduce the size of any award if it believes the interests of our stockholders would be better served thereby.

For fiscal year 2022, our named executive officers’ target Annual Incentive Plan award (as a percentage of their base salary) were as follows:

Annual Incentive Plan Target
Percentage of Base Salary
Named Executive Officer	Fiscal 2022
Laurance Roberts	100%
Ira Fils (1)	75%
Miguel Lozano	75%
Maria Hollandsworth (2)	N/A

(1)	In connection with his appointment as Chief Financial Officer, Mr. Fils received a guarantee of at least 50% of his Annual Incentive Plan Target in fiscal year 2022.
(2)	Ms. Hollandsworth was appointed as Chief Operating Officer on October 31, 2022, and she was therefore ineligible for an Annual Incentive Bonus in fiscal year 2022, as she did not meet the minimum length of employment required in the Annual Incentive Plan.

The remainder of this section discusses the determination of the Annual Incentive Plan awards for Messrs. Roberts and Lozano.

For fiscal year 2022, the threshold, target and maximum Company Annual Incentive Plan targets were weighted at 60% for achievement of EBITDA targets and at 40% for revenue based on the following performance target amounts, and the Company’s actual results.

The Annual Incentive Plan percentage payout for Company performance are as follows:

Fiscal Year 2022 Annual Incentive Plan
Company Performance Factor
	Adjusted EBITDA	Revenue	% Payout
Threshold	$58.7 million	$437.8 million	25%
Target	$63.9 million	$449.1 million	100%
Maximum	$74.4 million	$471.6 million	180%
Actual*	$48.7 million	$403.2 million	0.0%

* The Company did not achieve the threshold performance levels for the adjusted EBITDA and revenue targets. As a result, Mr. Roberts did not receive any incentive bonus payment for 2022. Mr. Fils received only the guaranteed incentive bonus payout that was agreed to in his employment agreement, while Mr. Lozano received a modest bonus payout for 2022 to recognize his individual contributions prior to his resignation and termination of employment.

The Annual Incentive Plan payout received by each NEO is set forth in the table below.

Fiscal Year 2022 Annual Incentive Plan
2022 Payout
			Actual
		Fiscal	Fiscal
		2022	2022
		Annual	Annual
		Incentive	Incentive
Named	Fiscal	Plan	Plan
Executive	2022	Target	payout
Officer	Salary	(%)	($)	Rationale for IPF Adjustment
Laurance Roberts	$600,000	100%	$—	For 2022, Mr. Roberts forfeited his Incentive Plan payout.
Ira Fils	$400,000	75%	$76,236	For 2022, Mr. Fils received 50% of his target Incentive Plan bonus as agreed upon in his employment agreement.
Miguel Lozano	$356,515	75%	$24,094	Mr. Lozano drove meaningful results by focusing on operational excellence, staffing, and retention as Company Operations continues to rebound from the impact of the pandemic.

Long-Term Incentive Awards

We provide long-term incentive compensation to our named executive officers pursuant to our 2021 Equity Incentive Plan (the “Incentive Plan”). We believe that long-term incentive awards help to align the interests of our named executive officers with those of our stockholders, motivate them to create value in the Company over a longer term than annual cash incentive awards, and encourage our named executive officers to avoid taking excessive risks. We have previously granted three types of long-term incentive awards applicable to our named executive officers: restricted stock awards, restricted stock unit awards, and stock option awards.

In determining the aggregate amount of long-term incentive awards to grant each named executive officer, we consider the individual’s performance, the expense recognized by the Company for equity grants, the potential dilutive effect equity grants may have on existing stockholders, the number of shares available for grant in our Incentive Plan, comparisons to our Peer Group and the accumulated wealth prior equity awards have created. In considering which type of equity grant to make our named executive officers, we consider the motivational effect each award will have and prefer to use restricted stock or unit awards as an incentive vehicle for newly hired or promoted employees in order to increase the executive’s ownership position in the Company. While stock options motivate our named executive officers by providing potential gain if our stock price increases, our stock awards, more directly expose our named executive officers to the effects of a decrease in our stock price. For 2022, we determined to structure our annual equity awards so that the grant date value of the equity awards granted to the named executive officers consisted of an approximately equally weighted mix of restricted share awards and stock options. As noted above, new hire or promotional awards generally consisted of 100% restricted share awards.

Restricted Share and Option Awards

All restricted shares and stock options generally vest in four equal annual installments commencing on the one-year anniversary of grant. During the period while the restricted shares remain unvested, the grantees have all the rights of a stockholder with respect to the restricted shares except the right to transfer the restricted shares (including the right to vote restricted shares and to receive ordinary dividends paid to or made with respect to the restricted shares, if any). The grantees have no stockholder rights with respect to their stock option awards until the options are actually exercised.

Restricted Shares & Options
Named Executive Officer	# of Shares	# of Options	Grant Date Fair Value of Shares and Options
Laurance Roberts	47,438	102,041	$1,000,000
Ira Fils	53,476	—	$500,000
Maria Hollandsworth	4,496	—	$50,000
Miguel Lozano (1)	23,719	51,020	$500,000
(1)	Mr. Lozano’s restricted shares and stock options were forfeited in connection with his resignation of employment, effective November 22, 2022.

The aggregate amount of the 2022 long-term incentive awards granted to each named executive officer was determined by our Compensation Committee based on the factors described above.

The table above includes an equity award having a grant date value of approximately $500,000 that was granted to Mr. Fils in connection with his appointment as our Chief Financial Officer. These shares will vest 25% each year on the anniversary of the grant date over four years. An equity award having a grant date value of approximately $50,000 was also granted to Ms. Hollandsworth in connection with her appointment as our Chief Operating Officer. Ms. Hollandsworth’s shares will become vested on the one-year anniversary of the grant date.

Stock Ownership Guidelines Applicable to our Chief Executive Officer

We believe that in order to align the interests of our Chief Executive with those of our stockholders, our Chief Executive Officer should have direct ownership in shares of our common stock. Accordingly, our Board has adopted Stock Ownership Guidelines. The Stock Ownership Guidelines require our Chief Executive Officer to own shares of our common stock having a value equal to at least five times his annual base salary. Upon the approval of the Board, our Chief Executive Officer may designate other officers to be subject to the Stock Ownership Guidelines. Shares subject to stock options and unvested stock or stock unit awards subject to performance-based vesting are not considered owned for purposes of these guidelines. Our Chief Executive Officer is required to be in compliance with the required ownership level within five years of first becoming subject to the Stock Ownership Guidelines.

Other Compensation

Perquisites & Benefits. In fiscal 2022, we provided our named executive officers certain perquisites and benefits, generally at the same level and offering made available to other employees, including our 401(k) Plan, health care plans, life insurance plans, and other welfare benefit programs. In addition, each of our named executive officers was entitled to an automobile allowance and fuel costs. Each named executive officer also received supplemental disability insurance coverage and reimbursement of certain out-of-pocket medical expenses.

The Company sponsors a 401(k) plan that permits its employees, subject to certain eligibility requirements, to contribute up to 25% of their qualified compensation to the plan. The Company matches 100% of the employees’ contributions of the first 3% of the employees’ annual qualified compensation, and 50% of the employees’ contributions of the next 2% of the employees’ annual qualified compensation. The Company’s matching contribution immediately fully vests.

Sign-on Bonuses, New Hire Equity Awards and Relocation Payments. The Company occasionally provides sign-on bonuses, new hire equity awards, and relocation payments when the Compensation Committee determines it necessary and appropriate to attract top executive talent. These awards are utilized to help offset compensation an executive forfeits from their previous company to join the Company. We typically require the newly hired executive to return the full award amount of any sign-on bonuses and relocation payments if they voluntarily leave the Company within a certain period of time after hire and new hire equity awards are subject to a time-based vesting period.

Other Compensation Policies

Policy on Hedging and Pledging Transactions

We do not permit any director or officer of the Company to engage in short sales, transactions in put or call options, hedging transactions or other similar transactions designed to allow an individual to “lock in” appreciation in value or hold securities of the Company without the full risks and rewards of ownership, and all other employees are discouraged from doing so. In addition, no director or officer of the Company may margin, or make any offer to margin, any of the Company’s stock, or pledge any Company stock, subject to a limited exception applicable to pledges that requires Company pre-approval, and all other employees are discouraged from doing so.

Description of Employment Agreements

We have entered into employment agreements with Laurence Roberts, Miguel Lozano and Ira Fils. Each of the employment agreements provides for an initial term ranging from one year to eighteen months, and automatically renews for an additional one-year term, unless either party provides 60 days’ notice prior to the end of the term. We have also entered into indemnification agreements with each of our named executive officers.

Ira Fils

In connection with his appointment as the Company’s Chief Financial Officer in 2022, we entered into an employment agreement with Ira Fils. The employment agreement provides that Mr. Fils will receive a salary equal to $400,000, which may be increased in our sole discretion, will receive a $600 per month transportation allowance, will be eligible to earn annual cash incentive awards with a target of 75% of his then current base salary, will be eligible to participate in the Company’s equity-based compensation plan, and will be entitled to certain other benefits and perquisites as more fully described above in the “Perquisites & Benefits” section. Mr. Fils’ employment with us may be terminated at any time by either party, provided that Mr. Fils is required to provide us with 90-day advance notice in case of resignation. If we terminate Mr. Fils’ employment without “cause” or he resigns for “good reason” (as such terms are defined in Mr. Fils’ employment agreement) and provided that he signs a general release of claims, Mr. Fils will be entitled to continuation of base salary for 12 months following termination of employment. In addition, in case of any termination of employment, except termination by us for cause or voluntary resignation by Mr. Fils without good reason, Mr. Fils will be entitled to a Pro-Rata Annual Cash Incentive for the year of termination based on our actual performance. Mr. Fils’ employment agreement contains an indefinite confidentiality covenant and 12-month post-termination covenants relating to non-interference with the Company’s business relationships and non-solicitation of the Company’s employees and consultants.

Laurance Roberts

We entered into an employment agreement in 2013 with Mr. Roberts. The employment agreement provides that Mr. Roberts will receive a salary equal to $300,000, which may be increased in our sole discretion, will receive a $600 per month transportation allowance, will be eligible to earn annual cash incentive awards with a target of 75% of his then current base salary, will be eligible to participate in the Company’s equity-based compensation plan, and will be entitled to certain other benefits and perquisites as more fully described above in the “Perquisites & Benefits” section. Mr. Roberts’ employment with us may be terminated at any time by either party, provided that Mr. Roberts is required to provide us with 90-day advance notice in case of resignation. If we terminate Mr. Roberts’ employment without “cause” or he resigns for “good reason” (as such terms are defined in Mr. Roberts’ employment agreement) and provided that he signs a general release of claims, Mr. Roberts will be entitled to continuation of base salary for 12 months following termination of employment. In addition, in case of any termination of employment, except termination by us for cause or voluntary resignation by Mr. Roberts without good reason, Mr. Roberts will be entitled to a Pro-Rata Annual Cash Incentive for the year of termination based on our actual performance. Mr. Roberts’ employment agreement contains an indefinite confidentiality covenant and 12-month post-termination covenants relating to non-interference with the Company’s business relationships and non-solicitation of the Company’s employees and consultants.

On October 15, 2021, we entered into a letter amendment to his employment agreement for his new position as interim Chief Executive Officer (the “Interim CEO Agreement”). Pursuant to the Interim CEO Agreement, Mr. Roberts’ annual base salary was increased by $105,000 and his target annual bonus was increased from 75% to 100% of base salary during his tenure as Interim CEO. In addition, he became entitled to receive the grant of restricted shares described above. Except as otherwise modified by the Interim CEO Agreement, the terms and conditions of Mr. Roberts’ existing employment agreement remained in effect.

The Interim CEO Agreement terminated on March 9, 2022, when he entered into a new employment agreement in connection with his appointment as Chief Executive Officer, President and a Class III director on the Board of Directors of the Company. Pursuant to the employment agreement, the term of Mr. Roberts’ employment as Chief Executive Officer and President will end on the 12th month anniversary of the effective date and on such date and on each subsequent anniversary of such time, the term shall, without further action by Mr. Roberts or the Company, be extended by an additional one-year period, subject to earlier termination as provided in the employment agreement. Mr. Roberts’ annual base salary under the employment agreement will be $600,000 and his target annual bonus will be 100% of his base salary during his tenure as Chief Executive Officer. In addition, pursuant to the employment agreement and at the discretion of our Board of Directors, during the term of the employment agreement, starting in April 2022, Mr. Roberts will be eligible to receive an annual discretionary equity grant, with the amount and terms thereof determined by the Board of Directors. During the term of the Employment Agreement, Mr. Roberts will be entitled to employee benefits on the same basis as those generally available to other senior executives. Mr. Roberts will also be entitled to at least four weeks of vacation per year and an automobile allowance substantially similar to that provided to other similarly situated senior executives.

The employment agreement provides that in the event that Mr. Roberts’ employment is terminated due to death or disability he will be entitled to a prorated annual bonus for the year of termination based on actual performance. The employment agreement also provides that in the event that Mr. Roberts’ employment is terminated without cause or for good reason, then he will be entitled to receive a prorated annual bonus for the year of termination based on actual performance and continuation of payment of base salary for twelve months, subject, in each case, to the execution of a general release and compliance with applicable restrictive covenants.

The employment agreement contains a perpetual confidentiality covenant, a one-year post-termination non-interference covenant applicable to the Company’s relationships with suppliers, customers and partners and a one-year post-termination non-solicitation covenant applicable to Company employees.

Miguel Lozano

In 2019, we entered into an employment agreement with Mr. Lozano. The employment agreement provides that Mr. Lozano will receive a salary equal to $325,000, which may be increased at the sole discretion of the Board, will be eligible to earn annual cash incentive awards with a target of 75% of his then current base salary, will be eligible to participate in the Company’s equity-based compensation plan and will be entitled to certain other benefits and perquisites as more fully described above in the “Perquisites & Benefits” section.  Mr. Lozano’s employment with us may be terminated at any time by either party, provided that Mr. Lozano is required to provide us with 90-day advance notice in case of resignation. The employment agreement provides that in the event that Mr. Lozano’s employment is terminated due to death or disability he will be entitled to a Pro-Rata Annual Cash Incentive for the year of termination based on actual performance. If we terminate Mr. Lozano’s employment without “cause” or he resigns for “good reason” (as such terms are defined in Mr. Lozano’s employment agreement), Mr. Lozano will be entitled to the Pro-Rata Annual Cash Incentive and continuation of base salary for 12 months following termination of employment provided that he signs a general release of claims. Mr. Lozano’s employment agreement contains an indefinite confidentiality covenant and 12-month post-termination covenants relating to non-interference with the Company’s business relationships and non-solicitation of the Company’s employees and consultants.

Effective November 22, 2022, Mr. Lozano no longer remains employed pursuant to the employment agreement, but does remain subject to the restrictive covenants contained in his employment agreement (which include an indefinite confidentiality covenant and 12-month post-termination covenants relating to non-interference with the Company’s business relationships and non-solicitation of the Company’s employees and consultants).

Change in Control Provisions in Equity Awards

The Incentive Plan provides that, except as otherwise provided in an award agreement, if a “change in control” of the Company occurs (as such term is defined in the Incentive Plan) and the award holder’s employment or service is terminated by the Company without “cause” or by the award holder for “good reason” (as such terms are defined in the  Incentive Plan) within 12 months following the change in control, then the outstanding and unvested equity awards will fully vest (with any performance conditions deemed to be achieved at target performance levels). The Compensation Committee, which administers the Incentive Plan, may also provide for the acceleration of outstanding and unvested equity awards upon a change in control of the Company.

Compensation Policies and Practices as They Relate to Risk Management

In 2022, our Compensation Committee reviewed our compensation policies and practices and concluded that the mix and design of these policies and practices are not reasonably likely to encourage our employees to take excessive risks. In connection with its evaluation, our Compensation Committee considered, among other things, the structure, philosophy and design characteristics of our primary incentive compensation plans and programs in light of our risk management and governance procedures, as well as other factors that may calibrate or balance potential risk-taking incentives. Based on this assessment, our Compensation Committee concluded that risks arising from our compensation policies and practices for all employees, including executive officers, are not reasonably likely to have a material adverse effect on us.

Tax Considerations

Prior to its amendment by the Tax Cuts and Jobs Act (“Tax Legislation”), which was enacted December 22, 2017, Section 162(m) of the Internal Revenue Code disallowed a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” (generally, such company's chief executive officer and its three other highest paid executive officers other than its chief financial officer). Prior to the Tax Legislation, there was an exception to this $1 million limitation for performance-based compensation if certain requirements were met.

The Tax Legislation generally amended Section 162(m) to eliminate the exception for performance-based compensation. The $1 million compensation limit was also expanded to apply to a public company's chief financial officer and apply to certain individuals who were covered employees in years other than the then-current taxable year. The Tax Legislation provides for “grandfathering” of awards in effect as of November 2, 2017, if certain conditions are met, including lack of modification of the terms of the awards. As in prior years the Company will continue to consider the tax and accounting implications (including with respect to the expected lack of deductibility under the revised Section 162(m)) when making compensation decisions, but it reserves its right to continue to make compensation decisions based on other factors if it determines that it is in the best interests of the Company and its stockholders to do so. Further, the Company may determine to make changes or amendments to the Company's existing compensation programs in order to revise aspects of our executive compensation programs that were initially designed to comply with Section 162(m) but that may no longer serve as an appropriate incentive measure for our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed our Compensation Discussion and Analysis section with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis section be included in this proxy statement on Schedule 14A.

Compensation Committee

Douglas Babb

Mark Buller

Carol (“Lili”) Lynton

Deborah Gonzalez

The foregoing report of the Compensation Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

EXECUTIVE COMPENSATION TABLES

2022 Summary Compensation Table

The following table summarizes the compensation for 2022, 2021, and 2020 awarded to, earned by or paid to our NEOs.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
			Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	Salary ($)	($)	($) (1)	($) (2)	($) (3)	($) (4)	($)
Laurance Roberts	2022	$582,665	—	$500,000	$500,000	$—	$162,198	$1,744,863
President & Chief Executive Officer	2021	$420,136	—	$450,000	$250,000	$348,430	$31,266	$1,499,832
	2020	$388,219	—	$499,995	$—	$146,025	$32,415	$1,066,654
Ira Fils	2022	$205,000	—	$500,000	$—	$76,236	$94,397	$875,633
Chief Financial Officer	2021	$—	—	$—	$—	$—	$—	$—
	2020	$—	—	$—	$—	$—	$—	$—
Maria Hollandsworth	2022	$56,558	—	$50,000	$—	$—	$4,762	$111,320
Chief Operating Officer	2021	$—	—	$—	$—	$—	$—	$—
	2020	$—	—	$—	$—	$—	$—	$—
Miguel Lozano	2022	$343,627	—	$250,000	$250,000	$24,094	$223,221	$1,090,942
Former Chief Operating Officer	2021	$344,792	—	$250,000	$250,000	$227,731	$35,117	$1,107,640
	2020	$334,750	—	$750,042	$—	$125,913	$36,078	$1,246,783

(1)	Amounts shown in this column represent the aggregate grant date fair value of restricted share awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 11 to our audited financial statements, included within our Annual Report.
(2)	Amounts shown in this column represent the aggregate grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculation of these amounts, see Note 11 to our audited financial statements, included within our Annual Report.
(3)	Amounts shown in this column represent any performance-based compensation earned by our NEOs pursuant to achievement of performance criteria set by the Board under our Annual Incentive Plan (or for Mr. Fils, the guaranteed bonus for 2022 negotiated in connection with his employment agreement). The material terms of the Annual Incentive Plan compensation paid to our named executive officers with respect to the 2022 fiscal year are described above in the section entitled “Named Executive Officer Compensation - Annual Incentive Plan.
(4)	“All Other Compensation” includes the following perquisites and benefits with respect to fiscal 2022:
●	Gas Card Benefits: Messrs./Mme. Roberts, Lozano and Hollandsworth received amounts of $2,596, $4,746, and $74, respectively.
●	401(k) Plan Matching Contribution: Messrs. Roberts and Lozano received amounts of $9,288 and $8,365, respectively.
●	Auto Allowance: Messrs./Mme. Roberts, Lozano, Fils and Hollandsworth received amounts of $7,200, $6,750, $3,600, and $914, respectively.
●	Other Benefits (including health and welfare benefits): Messrs./Mme. Roberts, Lozano, Fils and Hollandsworth received amounts of $14,642, and $14,660, $11,286 and $2,786, respectively.
●	Special Dividend: Messrs. Roberts, Lozano, and Fils received amounts of $128,472, $107,450, and $82,015, respectively.
●	Severance: Mr. Lozano received a payment of $81,250.

Outstanding Equity Awards at 2022 Fiscal Year End

The following table sets forth outstanding equity awards as of December 28, 2022. For more information on the equity awards granted in fiscal 2022, see the “Named Executive Officer Compensation - Long-Term Incentive Awards” section above.

		Option Awards					Stock Awards

				Equity
				Incentive			Number
				Plan Awards;			of	Market
		Number of	Number of	Number of			Shares	Value of
		Securities	Securities	Securities			or units	Shares or
		Underlying	Underlying	Underlying			of Stock	Units of
		Unexercised	Unexercised	Unexercised	Option		That	Stock That
		Options	Options	Unearned	Exercise	Option	Have	Have Not
		Exercisable	Unexercisable	Options	Price	Expiration	Not	Vested
Name	Grant Date	(#)	(#) (2)	(#)	($)(5)	Date	Vested	($)(3)(4)
Laurance Roberts	7/15/2013	179,950	—	—	$4.34	7/13/2023	—	—
	5/10/2017	29,484	—	—	$12.45	5/10/2027	—	—
	8/8/2018	39,684	—	—	$9.85	8/8/2028	—	—
	5/8/2019	32,052	10,684	—	$9.97	5/8/2029	—	—
	5/12/2021	7,716	23,148	—	$16.05	5/12/2031	—	—
	5/10/2022	—	102,041		$9.04	5/10/2032	—	—
	5/8/2019	—	—	—	-	—	5,449	$54,272
	5/6/2020	—	—	—	-	—	20,064	$199,837
	5/12/2021	—	—	—	-	—	10,684	$106,413
	5/10/2022	—	—	—	-	—	47,438	$472,482
Ira Fils	8/23/2022	—	—	—	-	—	53,476	$532,621
Maria Hollandsworth	11/8/2022	—	—	—	-	—	4,496	$44,780
Miguel Lozano (1)	5/8/2019	4,274	—	—	$9.97	2/20/2023	—	—
	5/12/2021	7,716	—	—	$16.05	2/20/2023	—	—

(1)	Lozano’s remaining unvested restricted shares were forfeited in connection with his resignation of employment, effective November 22, 2022. Mr. Lozano’s vested options remained exercisable until February 20, 2023.
(2)	All options vest 25% per year starting with the first anniversary of grant. As a result, Mr. Roberts’ unexercisable options granted in fiscal 2019 at an exercise price of $9.97 are scheduled to vest on May 8, 2023. The unvested portion of Mr. Roberts’ unexercisable options granted in fiscal 2021 at an exercise price of $16.05 are scheduled to vest ratably on May 12, 2023, 2024 and 2025. The unvested portion of Mr. Roberts’ unexercisable options granted in fiscal 2022 at an exercise price of $9.04 are scheduled to vest ratably on May 10, 2023, 2024, 2025 and 2026.
(3)	All restricted shares vest 25% per year starting with the first anniversary of grant.
(4)	The amounts shown in this column is determined by multiplying the number of unvested shares or units reported in the preceding column by $9.96 (the closing price of the Company’s common stock on December 28, 2022, the last trading day of fiscal 2022).
(5)	In fiscal 2022, the Board of Directors declared a special cash dividend of $1.50 per share on our common stock. The special dividend was paid on November 9, 2022, to stockholders of record, including holders of restricted stock, at the close of business on October 24, 2022. In connection with special dividend, the exercise price for options outstanding was reduced by $1.50.

Grants of Plan-based Awards Table

The following table summarizes information regarding grants of plan-based awards for the NEOs during the fiscal year ended December 28, 2022.

			Estimated future payouts under non-			All other
			equity incentive plan awards (1)			stock awards:			Grant date
						Number of	All other option	Exercise or	fair value of
						shares of	awards: Number	base price	stock and
						stock or	of securities	of option	option
	Grant	Award	Threshold	Target	Maximum	units	underlying	awards	awards
Name	Date	Type	($)	($)	($)	(#)	options (#)	($/Sh)	($)(2)
Laurance Roberts	—	ICP	$—	$581,332	$1,464,957	—	—	—	—
	5/10/2022	RSA	—	—	—	47,438	—	—	$500,000
	5/10/2022	Stock Options	—	—	—	—	102,041	$9.04	$500,000
Ira Fils	—	ICP	$—	$155,769	$392,538	—	—	—	—
	8/23/2022	RSA	—	—	—	53,476	—	—	$500,000
Maria Hollandsworth	—	ICP	$—	$—	$—	—	—	—	—
	11/8/2022	RSA	—	—	—	4,496	—	—	$50,000
Miguel Lozano		ICP	$—	$328,324	$827,376	—	—	—	—
	5/10/2022	RSA	—	—	—	23,719	—	—	$250,000
	5/10/2022	Stock Options	—	—	—	—	51,020	$9.04	$250,000

(1)	Each executive officer was entitled to a cash award to be paid under our 2022 Annual Incentive Plan as described under the section entitled “Compensation Discussion and Analysis - Annual Incentive Plan.” Annual Incentive Plan awards were based on achievement of the Company performance metric, modified by an individual performance factor. Actual awards attributable to the Company performance metric component may range from 0% to 180% for achievement of adjusted EBITDA and 0 to 180% for achievement of Company revenue. The individual performance factor, which adjusts the achievement of the Company performance metrics range from 0% to 140% of the amount attributable to the Company performance metric as determined by the Compensation Committee in its discretion. The “Threshold” column reflects amounts that would be paid under the Annual Incentive Plan if each executive officer achieved the lowest amount payable which would be 0% regardless of Company payout. Amounts under Target reflect the target Annual Incentive Plan award that would have been paid to the executive officer if each of the Company performance factors and individual performance factor under the Annual Incentive Plan had been set at 100 percent. Amounts under Maximum reflect the Annual Incentive Plan award that would have been payable had each of the Company performance factors been achieved at the maximum level of 180% and the individual performance factor been at the maximum level of 140%. Actual Annual Incentive Plan awards paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the table labeled 2022 Summary Compensation Table above.
(2)	See Note 11 to our audited consolidated financial statements for the year ended December 28, 2022, which are included in our Annual Report filed with the SEC on March 10, 2023, for descriptions of the methodologies and assumptions we used to value equity awards pursuant to FASB Topic 718.

Option Exercises and Stock Vested Table

The following table sets forth information regarding option exercises and stock vesting for the NEOs for the fiscal year ended December 28, 2022:

	Option Awards		Stock Awards
Number of
	shares	Value	Number of shares	Value
	acquired on	realized on	acquired on	realized on
	exercise	exercise	vesting	vesting
Name	(#)(1)	($)(2)	(#)(1)	($)(3)
Laurance Roberts	—	—	37,672	$399,054
Miguel Lozano	8,548	11,969	24,059	$259,049

(1)	Reflects the number of shares of the company’s common stock acquired on exercise of option awards or vesting of restricted stock.
(2)	Equals the number of underlying shares exercised multiplied by the difference between the closing price of the company’s stock price on the exercise date and the exercise price.
(3)	Equals closing price of the company’s common stock on the vesting date multiplied by the number of shares vested.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to Messrs. Roberts, Fils and Ms. Hollandsworth in connection with a termination of their employment with us and/or a change in control of the Company.  The benefits described in this section are generally provided under Messrs. Roberts’ and Fils’ employment agreements or under the terms governing outstanding equity-based awards. For each of Mr. Roberts and Mr. Fils, payment of the severance benefits provided for under his employment agreement is conditioned upon the executive’s execution and delivery of (and not revoking) a general release in favor of us. All of the benefits described below would be provided by us. Please see the Compensation Discussion and Analysis section above for a discussion of how the level of these benefits was determined and for a discussion of the relevant employment agreement and equity award provisions.

The following table provides information concerning the potential termination or change in control payments that would be made to each of Mr. Roberts, Mr. Fils and Ms. Hollandsworth under the circumstances described above. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control) occurred on December 28, 2022. In the following table, we use the term “involuntary termination” to refer to a termination by us without good cause or by the executive for good reason.

	Cash Severance (1)	Equity Accelerated Value (2)	Total ($)
Laurance Roberts
Death or Disability	$—	$—	$—
Involuntary Termination	$600,000	$—	$600,000
Involuntary Termination in Connection with Change in Control	$600,000	$926,882	$1,526,882
Ira Fils
Death or Disability	$—	$—	$—
Involuntary Termination	$400,000	$—	$400,000
Involuntary Termination in Connection with Change in Control	$400,000	$532,621	$932,621
Maria Hollandsworth
Death or Disability	$—	$—	$—
Involuntary Termination	$—	$—	$—
Involuntary Termination in Connection with Change in Control	$—	$44,780	$44,780

(1)	None of the executives would have been entitled to an additional pro-rated bonus payment from us for a termination of employment occurring at the end of the 2022 fiscal year, so the pro-rated bonus-based severance provisions contained in each executive’s employment agreement would not result in any additional severance amounts for a termination occurring at year end.

(2)	Based upon the closing price of our common stock ($9.96) on December 28, 2022, which was the last trading day of fiscal 2022.

Miguel Lozano

In connection with his retirement, Mr. Lozano entered into a separation agreement with the Company on June 15, 2022. Subject to Mr. Lozano’s continued employment by the Company and assistance with the transition of his duties through November 22, 2022, and his execution of a general release of claims in favor of the Company, Mr. Lozano received a lump sum severance payment in the amount of $81,250. In addition, Mr. Lozano received a prorated annual incentive bonus for fiscal 2022.

Pay Ratio Disclosure

Pursuant to the Exchange Act, we are required to disclose in this proxy statement the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees (excluding our Chief Executive Officer). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our Chief Executive Officer’s total compensation for 2022 was $1,744,853, and the median of the total 2022 compensation of all of our employees (excluding our Chief Executive Officer) was $15,797. Accordingly, we estimate the ratio of our Chief Executive Officer’s total compensation for 2022 to the median of the total 2022 compensation of all of our employees (excluding our Chief Executive Officer) to be approximately 110 to 1. For purpose of calculating this ratio, we used the total 2022 compensation for Mr. Roberts because he was serving as our Chief Executive Officer at the time our median employee was identified.

We identified the median employee by taking into account the total gross wages as reported on Form W-2 paid in 2022 to all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2022. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total gross wages for 2022. We believe total gross wages for all employees is an appropriate measure.

Once the median employee was identified as described above, that employee’s annual total compensation for 2022 was determined using the same rules that apply to reporting the compensation of our Named Executive Officers (including our Chief Executive Officer) in the “Total” column of the 2022 Summary Compensation Table above. The total compensation amounts included in the first paragraph of this pay ratio disclosure were determined based on that methodology.

We believe that the pay ratio disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the pay ratio disclosure may not be comparable to the pay ratio reported by other public companies.

Pay versus Performance

We are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company as required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K. For further information regarding the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with performance, see the Compensation Discussion and Analysis (CD&A) earlier in this proxy statement.

Pay versus Performance Table

							Value of Initial Fixed $100
							Investment Based on:
	Summary		Summary		Avg. Summary	Average
	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation		S&P 1500
	Table Total	Actually Paid	Table Total	Actually Paid	Table Total	Actually Paid	Company	Restaurants	Net	Adjusted
	PEO1	PEO1	PEO2	PEO2	Non-PEO NEO	Non-PEO NEO	TSR	TSR	Income	EBITDA
Year	($)(1)	($)(1,2)	($)(1)	($)(1,2)	($)(1)	($)(1,2)			($ thousands)	($ thousands) (5)
2022	1,762,198	1,291,900			699,093	73,571	76	126	20,801	48,676
2021	1,499,832	1,046,794	1,738,455	(3,456,667)	1,107,640	705,482	93	141	29,121	63,395
2020			2,011,266	2,941,145	1,156,719	1,079,739	121	117	24,474	61,595

(1)	The executive officers included in the table above include:

Year	PEO1	PEO2	NEO
2022	L. Roberts		I. Fils, M. Hollandsworth, M. Lozano
2021	L. Roberts	B. Acoca	M. Lozano
2020		B. Acoca	M. Lozano, L. Roberts

(2)	The dollar amounts reported in the Compensation Actually Paid columns (CAP) are calculated in accordance with Item 402(v) of Regulation S-K. The fair value or change in fair value, as applicable, of equity awards included in such calculations was computed in accordance with FASB ASC Topic 718. The following adjustments were made to Summary Compensation Table total compensation for each year to determine Compensation Actually Paid (“CAP”):

	2022		2021			2020
Adjustments	PEO1	Average NEO	PEO1	PEO2	Average NEO	PEO2	Average NEO
Summary Compensation Table Total ($)	1,762,198	699,093	1,499,832	1,738,455	1,107,640	2,011,266	1,156,719
Grant date fair value of equity awards made in the Covered Year and reported in the Summary Compensation Table ($)	(1,000,000)	(350,000)	(700,000)	(1,000,000)	(500,000)	(1,000,000)	(625,019)
Year-end fair value of awards made in the Covered Year that were unvested at the end of the Covered Year ($)	950,717	192,467	553,406	0	367,190	1,452,706	907,932
Change in fair value during the Covered Year of awards made in prior years that were unvested at the end of the Covered Year ($)	(230,513)	0	(292,071)	0	(249,235)	582,806	152,122
Change in fair value during the Covered Year of awards made in prior years that vested during the Covered Year ($)	(190,502)	(31,486)	(14,373)	(63,346)	(20,113)	(105,632)	(8,950)
Fair value at the beginning of the Covered Year of any awards granted prior years that failed to meet the applicable vesting conditions during the Covered Year	0	(436,502)	0	(4,131,776)	0	0	(503,065)
Compensation Actually Paid ($)	1,291,900	73,571	1,046,794	(3,456,667)	705,482	2,941,145	1,079,739

(3)	TSR (Total Shareholder Return) is calculated in accordance with Item 201(e) of Regulation S-K.
(4)	Refers to the S&P 1500 Restaurant Index included in “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities-Stock Performance Graph” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2022.
(5)	Adjusted EBITDA is defined below in (Appendix A: "Definition of Non-GAAP and other Key Financial Measures").

Analysis of Relationship of Compensation Actually Paid and Performance

The charts below represent the relationship between the CAP of our PEO (Principal Executive Officer) and average NEO (Named Executive Officer) with the Company’s TSR, net income, and Adjusted EBITDA. For purposes of these analyses, the PEO in 2021 and 2022 is Mr. Roberts, and the PEO in 2020 is Mr. Acoca. The NEOs are as listed in note (1) to the Pay versus Performance table above.

Stock Performance Graph

The following graph illustrates the total cumulative shareholder return for (i) our common stock and (ii) the Nasdaq Composite Total Return Index, for the three years ended December 28, 2022. The graph assumes the investment of $100 at the beginning of the period (at the closing price of our common stock on December 24, 2019) and the reinvestment of all dividends. Specifically, the graph assumes that the $1.50 per share special cash dividend paid to shareholders was reinvested in 2022. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

The stock performance graph shall not be deemed soliciting material or to be filed with the SEC or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall it be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

Tabular List of Performance Measures

As described in our Compensation Discussion and Analysis, the table below lists the Company’s most important performance measures used to link compensation actually paid for our NEOs to Company performance:

Performance Measures
Adjusted EBITDA
Revenue

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below sets forth the beneficial ownership information for our common stock for: (i) each of our named executive officers, (ii) each of our directors, (iii) all our executive officers and directors as a group, and (iv) each person known to us to be the beneficial owner of more than 5% of our shares of common stock. Except as otherwise disclosed, the information in the table set forth below is as of the record date, April 10, 2023, and is based on 36,460,424 shares of our common stock issued and outstanding as of such date.

Unless otherwise noted below, the address for each person listed below is 3535 Harbor Boulevard, Suite 100, Costa Mesa, California 92626. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares subject to options or restricted share units held by that person exercisable or vesting within 60 days of the record date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

			Acquirable
			within 60		Percent
	Common	Vested but	Days of the		of
Name	Shares	Unexercised	Record Date	Total	Class
Named Executive Officers and Directors: (1)
Laurance Roberts	147,243	288,886	43,910	480,039	1.3%
Ira Fils	53,476	—	—	53,476	*
Maria Hollandsworth	4,496	—	—	4,496	*
Miguel Lozano	32,528	—	—	32,528	*
William R. Floyd	31,936	—	—	31,936	*
Douglas J. Babb	24,448	—	—	24,448	*
Samuel N. Borgese	37,701	—	—	37,701	*
Mark Buller	34,368	—	—	34,368	*
Carol ("Lili") Lynton	31,936	—	—	31,936	*
Michael G. Maselli	110,764	—	—	110,764	*
John M. Roth	5,561,343	—	—	5,561,343	15.3%
Deborah Gonzalez	5,693	—	—	5,693	*
Nancy Faginas-Cody	5,693	—	—	5,693	*
All directors and executive officers as a group (12 people)	6,049,097	288,886	43,910	6,381,893	17.5%
5% Stockholders:
FS Equity V (2)	5,461,251	—	—	5,461,251	15.0%
BlackRock, Inc. (3)	3,410,311	—	—	3,410,311	9.4%
CIBC Employee Private Equity Fund (Trimaran) Partners (4)	2,103,946	—	—	2,103,946	5.8%
Dimensional Fund Advisors LP (5)	2,028,717	—	—	2,028,717	5.6%

*	Less than one percent.
(1)	Shares held reflect grants of restricted shares, including shares still subject to vesting periods.
(2)	Based solely on a Schedule 13D filed on September 2, 2022 by (i) FS Equity Partners V, L.P., (ii) FS Affiliates V, L.P., (iii) FS Capital Partners V, LLC, and (iv) John M. Roth (collectively, the “FS Parties”). According to the Schedule 13D, FS Equity Partners V, L.P. has shared voting and dispositive power over 5,461,251 shares of our common stock; FS Affiliates V, L.P. has shared voting and dispositive power over 73,052 shares of our common stock; FS Capital Partners V, LLC and Mr. Roth each have shared voting and dispositive power over 5,534,303 shares of our common stock; and Mr. Roth also has sole voting and dispositive power over 27,040 shares of our common stock. FS Capital Partners V, LLC is the general partner of each of FS Equity Partners V, L.P. and FS Affiliates V, L.P. and was formed to participate in the management of FS Equity Partners V, L.P. and FS Affiliates V, L.P. FS Equity Partners V, L.P. and FS Affiliates V, L.P. are limited partnerships which make investments for long term capital appreciation. Mr. Roth is a managing member of FS Capital Partners V, LLC and chief executive officer of certain entities affiliated with FS Equity Partners V, L.P., FS Affiliates V, L.P. and FS Capital Partners V, LLC. The FS Parties all have an address of c/o Freeman Spogli & Co., 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.
(3)	Based solely on a Schedule 13G/A filed on January 24, 2023, by BlackRock, Inc., as a parent holding company or control person, relating to stock held directly, or indirectly by certain subsidiaries, as of December 31, 2022. The Schedule 13G/A indicated that BlackRock, Inc. had sole dispositive power for 3,410,311 shares and sole voting power for 3,372,220 shares. BlackRock, Inc. has an address of 55 East 52nd Street, New York, New York 10055.
(4)	Based solely on a Schedule 13G filed on April 7, 2023 by CIBC Employee Private Equity Fund (Trimaran) Partners, as a General Partnership, as of December 31, 2022. CIBC Employee Private Equity Fund (Trimaran) Partners (the “General Partnership”) is a New York general partnership, approximately 73% of which is owned by CIBC Employee Private Equity Fund (US) I, L.P., 23% of which is owned by ESC (Canada) USLP, L.P. and approximately 4% of which is owned by ESC (World) USLP I, LP. According to the Schedule 13G, CIBC Employee Private Equity Fund (Trimaran) Partners had sole voting power over 2,103,946 shares of our common stock and sole dispositive power over 2,103,946 shares of our common stock. CIBC Employee Private Equity Fund (Trimaran) Partners has an address of 425 Lexington Avenue, New York, NY, 10017, on April 19, 2023, the General Partnership filed Amendment No. 1 to Schedule 13G reporting that it had ceased to be the beneficial owner of more than 5% of our common stock. According to Amendment No. 1, as of April 18, 2023, the General Partnership had shared voting power over 1,662,288 shares of our common stock and shared dispositive power over 1,662,288 shares of our common stock, equal to an aggregate beneficial ownership of 4.57% of our common stock, with such voting and dispositive power shared with CIBC Employee Private Equity Fund (US) I, L.P., ESC Fund Management Co. (U.S.) Inc., ESC (Canada) USLP, L.P., CIBC Employee Private Equity Fund (Canada) I, L.P., ESC Fund Management Co. (Canada), Inc., ESC (World) USLP I, L.P., CIBC Employee Private Equity Fund (World) I, L.P. and ESC Fund Management Co. (World), Inc.
(5)	Based solely on a Schedule 13G filed on February 10, 2023 by Dimensional Fund Advisors LP, as an investment adviser, as of December 30, 2022. According to the Schedule 13G, Dimensional Fund Advisors LP had sole voting power over 1,980,294 shares of our common stock and sole dispositive power over 2,028,717 shares of our common stock. Dimensional Fund Advisors LP has and address of 6300 Bee Cave Road, Building One, Austin, TX 78746.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of December 28, 2022, about outstanding awards and shares of common stock available for future awards under our Incentive Plan, (which was formerly referred to as our 2018 Omnibus Equity Incentive Plan but is now referred to as our Incentive Plan) and our 2014 Omnibus Equity Incentive Plan (the “Equity Incentive Plan”), which are the Company’s only equity compensation plans. All our equity compensation plans have been approved by our security holders.

	(a)	(b)	(c)
Number of
Securities
Remaining
	Number of		Available for
	Securities to Be	Weighted-	Future Issuance
	Issued upon	Average	Under Equity
	Exercise of	Exercise Price	Compensation
	Outstanding	of Outstanding	Plans (Excluding
	Options,	Options,	Securities
	Warrants, and	Warrants, and	Reflected in
Plan Category	Rights	Rights (1)	Column (a)) (2)
Equity compensation plans approved by security holders	1,068,179	$9.92	945,282
Equity compensation plans not approved by security holders	—	—	—
Total	1,068,179	$9.92	945,282

(1)	Outstanding restricted share unit awards do not have an exercise price and are therefore not included in calculating the weighted-average exercise price of outstanding options.
(2)	All of these common shares remain available for future issuance under our Incentive Plan and may be granted as options, share appreciation rights, restricted shares, restricted share units, and other share-based awards authorized under the Incentive Plan. No new awards may be granted under the 2014 Incentive Plan and 2018 Omnibus Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy Concerning Related Party Transactions

We have adopted a written policy relating to the approval of related party transactions. Our Audit Committee is to review certain financial transactions, arrangements, and relationships between us and any of the following related parties to determine whether any such transaction, arrangement, or relationship is a related party transaction:

●	any of our directors, director nominees, or executive officers;
●	any beneficial owner of more than 5% of our outstanding stock;
●	any immediate family member of any of the foregoing; and
●	any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal in a similar position or on which such person has a 5% or greater beneficial ownership interest.

Our Audit Committee will review any financial transaction, arrangement, or relationship that:

●	involves or will involve, directly or indirectly, any related party identified above and is in an amount greater than $120,000;
●	would cast doubt on the independence of a director;
●	would present the appearance of a conflict of interest between us and the related party; or
●	is otherwise prohibited by law, rule, or regulation.

The Audit Committee will review each such transaction, arrangement, or relationship to determine whether a related party has, has had, or expects to have, a direct or indirect material interest. Following its review, the Audit Committee will take such action as it deems necessary and appropriate under the circumstances, including approving, disapproving, ratifying, canceling, or recommending to management how to proceed if it determines that a related party has a direct or indirect material interest in a transaction, arrangement, or relationship with us. Any member of the Audit Committee who is a related party with respect to a transaction under review will not be permitted to participate in the discussions or evaluations of the transaction; however, the Audit Committee member will provide all material information concerning the transaction to the Audit Committee. The Audit Committee will report its action with respect to any related party transaction to the Board.

Stockholders Agreement

We are a party to a stockholders’ agreement with LLC and certain third-party investors. The stockholders’ agreement permits (i) LLC to make an unlimited number of demands that we use our best efforts to register our shares under the Securities Act and (ii) Freeman Spogli to make two demands that we use our best efforts to register its shares under the Securities Act, for so long as they own 10% or more of the membership interests of LLC. On February 15, 2023, we filed a registration statement on Form S-3 with the SEC allowing for the resale of the shares of our common stock held by LLC, which registration statement was declared effective on March 1, 2023. Any such sales by the LLC or Freeman Spogli, or the prospect of any such sales, could materially impact the market price of our common stock.

Pursuant to the stockholders’ agreement, LLC may also preempt any demand request by Freeman Spogli, in which case (i) participation in such demand registration by LLC and Freeman Spogli shall be on a pro rata basis, and (ii) Freeman Spogli shall not be deemed to have exercised a demand notice. By exercising these registration rights and selling a large number of shares of our common stock, the price of our common stock could decline. In demand registrations, subject to certain exceptions, the parties to the stockholder’s agreement have certain rights to participate on a pro rata basis, subject to certain conditions. In addition, if we decide to sell our common stock, LLC and the other parties to the stockholders’ agreement, including members of our management, will also have certain rights to participate on a pro rata basis, subject to certain conditions. At least 10 days prior to the anticipated filing date of any registration statement, notice is to be given to all holders of registrable securities party to the stockholders agreement outlining their rights to include their shares in that registration statement, and we must use our best efforts to register any securities which such holders request, within 10 days of receipt of notice, to be registered. A stockholder may, until 7 days prior to the effectiveness of a registration statement, withdraw any securities that it has previously elected to include such registration statement pursuant to these piggyback registration rights.

We are required to bear substantially all costs incurred in these registrations of securities, other than underwriting discounts and commissions and transfer taxes. These registration rights could result in substantial future expenses for us and adversely affect any future equity or debt offerings.

LLC Agreement

Affiliates of Trimaran, Freeman Spogli, and certain other third-party investors entered into a limited liability company operating agreement (the “LLC agreement”) for LLC. The LLC agreement generally restricted the transfer of interests in LLC owned by the parties other than affiliates of Trimaran. Exceptions to this restriction included transfers to affiliates. In addition, the third-party investors had “tag-along” rights to sell their interests on a pro rata basis with Trimaran affiliates in significant sales to third parties. Similarly, Trimaran affiliates had “drag-along” rights to cause Freeman Spogli and the third-party investors to sell their interests, on a pro rata basis with Trimaran affiliates, in significant sales to third parties. The members of LLC had preemptive rights in order to maintain their respective percentage ownership interests in LLC in the event of an issuance of additional membership interests.

The LLC agreement permited a member of LLC who holds more than 15% of LLC’s outstanding membership units to cause LLC to exercise one of its demand registration rights (as described under “Stockholders Agreement”) with respect to the pro rata portion of securities owned by such member through LLC, subject to certain exceptions. To the extent that LLC did not exercise the “piggyback” registration rights described under “Stockholders Agreement,” any member of LLC could require us to include in any registration the pro rata portion of securities owned by such member through LLC.

Under the terms of the LLC agreement, LLC was solely managed by a Trimaran affiliate. Mr. Maselli, and Mr. Roth were designated as directors of the Company pursuant to the LLC agreement, and each has since been re-elected to the Board. The LLC agreement terminated on July 27, 2020. On March 28, 2023, the Trimaran Group effected the Distribution, and the Trimaran Group intends to subsequently liquidate or distribute its remaining assets and wind up.

Income Tax Receivable Agreement

We expect to be able to utilize net operating losses and other tax attributes that arose prior to our initial public offering, assuming generation of future income. These net operating loss carryforwards and other tax attributes will reduce the amount of tax that we and our subsidiaries would otherwise be required to pay in the future.

We have entered into an income tax receivable agreement (the “TRA”) with our pre-IPO stockholders, including LLC, which provides for payment by us to our pre-IPO stockholders of 85% of the amount of cash savings, if any, in federal, state, local, and foreign income tax that we and our subsidiaries actually realize (or are deemed to realize in the case of an early termination by us or a change of control, as discussed below) as a result of the utilization of our net operating losses and other tax attributes attributable to periods prior to our initial public offering together with interest accrued at a rate of LIBOR plus 200 basis points from the date that the applicable tax return is due (without extension) until paid.

For purposes of the TRA, cash savings in income tax is computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had we not been able to utilize the tax benefits subject to the TRA. The term of the TRA will continue until all relevant tax benefits have been utilized or have expired, subject to earlier termination pursuant to the terms of the TRA.

Our counterparties under the TRA will not reimburse us for any benefits that are subsequently disallowed, although any future payments would be adjusted to the extent possible to reflect the result of such disallowance. As a result, in such circumstances, we could make payments under the TRA greater than our actual cash tax savings.

While the actual amount and timing of any payments under the TRA will vary depending upon a number of factors, including the amount, character, and timing of our and our subsidiaries’ taxable income in the future, we expect that during the term of the TRA, the payments that we may make could be material. As of December 28, 2022, we had an accrued payable related to this agreement of approximately $0.7 million. In fiscal 2022, we paid $0.4 million to our pre-IPO stockholders under the TRA. Over 99% of this was to LLC, of which Freeman Spogli would have accrued approximately one-third of the benefit. Certain of our directors who are affiliated with LLC and Freeman Spogli may benefit from such payments.

If we undergo a change of control as defined in the TRA, the TRA will terminate, and we will be required to make a payment equal to the present value of expected future payments under the TRA, which payment would be based on certain assumptions (the “valuation assumptions”), including assumptions related to our future taxable income. Additionally, if we or a direct or indirect subsidiary transfers any asset to a corporation with which we do not file a consolidated tax return, we will be treated as having sold that asset for its fair market value in a taxable transaction for purposes of determining the cash savings in income tax under the TRA. Any such payment resulting from a change of control or asset transfer could be substantial and could exceed our actual cash tax savings. The Board may take action that leads to such payments under the TRA and certain of our directors who are affiliated with LLC, a party to the TRA, could receive such payments.

The TRA provides that in the event that we breach any of our material obligations under it, whether as a result of our failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under the TRA, or by operation of law as a result of the rejection of the TRA in a case commenced under the U.S. Bankruptcy Code or otherwise, then all our payment and other obligations under the TRA will be accelerated and will become due and payable, applying the same valuation assumptions discussed above, including those relating to our future taxable income. Such payments could be substantial and could exceed our actual cash tax savings. Additionally, we generally have the right to terminate the TRA. If we terminate the TRA, our payment and other obligations under the TRA will be accelerated and will become due and payable, also applying the valuation assumptions discussed above. Such payments could be substantial and could exceed our actual cash tax savings.

Because we are a holding company with no operations of our own, our ability to make payments under the TRA is dependent on the ability of our subsidiaries to make distributions to us. Under our revolving credit agreement, our subsidiaries may make dividends and distributions to us, and we are permitted to make payments under the TRA. To the extent that we are unable to make payments under the TRA for any reason, such payments will be deferred and will accrue interest at a rate of LIBOR plus 200 basis points per annum until paid.

Franchise Development Option Agreement

On July 11, 2014, EPL and LLC entered into a Franchise Development Option Agreement (the “Franchise Development Option Agreement”) in connection with the development of El Pollo Loco restaurants in the New York-Newark, NY-NJ-CT-PA Combined Statistical Area (the “Territory”). Pursuant to the terms of the Franchise Development Option Agreement, EPL has granted LLC the exclusive option (the “Initial Option”) to develop and open 15 restaurants within the Territory within five years of the execution of the Company’s then current form of franchise development agreement (the “Initial Development Agreement”). The Initial Option expires 10 years from the date of entering into the Franchise Development Option Agreement. If the Initial Option is exercised, LLC will have the exclusive option (the “Additional Option”) to develop and open up to an additional 100 restaurants within the Territory over 10 years of the execution of the Company’s then current form of franchise development agreement. The Additional Option expires five years from the date of entering into the Initial Development Agreement. LLC may only exercise the Initial Option if it satisfies certain financial and operational criteria and after EPL has made the determination to begin development of Company-operated restaurants within the Territory or support the development of the Territory, however, certain of our board members are associated with LLC. We have no current intention to begin such development within the Territory.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the annual meeting. If any other matters properly come before the annual meeting or any adjournments or postponements thereof, the people named as proxies will have discretion to vote thereon.

A copy of our Annual Report has been posted, and is available without charge, on our website at http://investor.elpolloloco.com. For stockholders receiving a Notice, such Notice will contain instructions on how to request a printed copy of our Annual Report. For stockholders receiving a printed copy of this proxy statement, a copy of our Annual Report has also been provided to you. In addition, a copy of our Annual Report (including the financial statements and schedules thereto), which we filed with the SEC on March 10, 2023, will be provided without charge to any person to whom this proxy statement is mailed upon the written request of any such person to El Pollo Loco Holdings, Inc., Attention: Corporate Secretary, 3535 Harbor Boulevard, Suite 100, Costa Mesa, CA 92626.

By Order of the Board of Directors,

/s/ Anne Jollay

Anne E. Jollay

Senior Vice President, Chief Legal Officer

Corporate Secretary

Costa Mesa, California

April 27, 2023

Appendix A

Definition of Non-GAAP and other Key Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures that are supplemental measures of the operating performance of our business and restaurants: System-wide sales, Restaurant contribution and restaurant contribution margin, EBITDA and adjusted EBITDA, and Adjusted net income. Our calculations of these non-GAAP financial measures may not be comparable to those reported by other companies. These measures have limitations as analytical tools, and are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons and to evaluate our restaurants’ financial performance against our competitors’ performance. We believe these measures they provide useful information about our operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures may also assist investors in evaluating our business and performance relative to industry peers and provide greater transparency with respect to the Company’s financial condition and results of operation.

Additional information about these non-GAAP financial measures (System-wide sales, Restaurant contribution and restaurant contribution margin, EBITDA and adjusted EBITDA, and Adjusted net income) is provided under “Definitions of Non-GAAP and other Key Financial Measures” above. For a reconciliations of each of these non-GAAP financial measures to the most directly comparable GAAP financial measure, see “Unaudited Reconciliation of System-Wide Sales to Company-Operated Restaurant Revenue and Total Revenue,” “Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA,” “Unaudited Reconciliation of Net Income to Adjusted Net Income” and “Unaudited Reconciliation of Income from Operations to Restaurant Contribution” in the accompanying financial tables at the end of this press release.

System-wide sales are neither required by, nor presented in accordance with, GAAP. System-wide sales are the sum of company-operated restaurant revenue and sales from franchised restaurants. The Company’s total revenue in the consolidated statements of income is limited to company-operated restaurant revenue and franchise revenue from the Company’s franchisees. Accordingly, system-wide sales should not be considered in isolation or as a substitute for our results as reported under GAAP. Management believes that the presentation of system-wide sales provides useful information to investors because it is a measure that is widely used in the restaurant industry, including by our management, to evaluate brand scale and market penetration.

Comparable restaurant sales reflect the change in year-over-year sales for the comparable company, franchised and total system restaurant base. The comparable restaurant base is defined to include those restaurants open for 15 months or longer and excludes restaurants that were closed during the applicable period. At December 28, 2022, there were 184 restaurants in our comparable company-operated restaurant base and 460 restaurants in our comparable system restaurant base. Because other companies may calculate this measure differently than we do, comparable restaurant sales as presented herein may not be comparable to similarly titled measures reported by other companies. Management believes that comparable restaurant sales is a valuable metric for investors to evaluate the performance of our store base, excluding the impact of new stores and closed stores.

Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution is defined as company-operated restaurant revenue less company restaurant expenses, which includes food and paper costs, labor and related expenses, and occupancy and other operating expenses. Restaurant contribution therefore excludes franchise revenue, franchise advertising fee revenue and franchise expenses as well as certain other costs, such as general and administrative expenses, franchise expenses, depreciation and amortization, asset impairment and closed-store reserves, loss on disposal of assets and other costs that are considered corporate-level expenses and are not considered normal operating costs of our restaurants. Accordingly, restaurant contribution is not indicative of overall Company results and does not accrue directly to the benefit of shareholders because of the exclusion of certain corporate-level expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of net company-operated restaurant revenue. Additionally, because other companies may calculate these measures differently than we do, restaurant contribution and restaurant contribution margin as presented herein may not be comparable to similarly titled measures reported by other companies. Management uses restaurant contribution and restaurant contribution margin as a supplemental measure of restaurant performance. Management believes restaurant level operating margin is useful to investors to highlight trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures.

EBITDA and adjusted EBITDA are neither required by, nor presented in accordance with, GAAP. EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization, and adjusted EBITDA represents EBITDA before items that we do not consider representative of our underlying operating performance, as identified in the reconciliation table below. Because other companies may calculate these measures differently than we do, EBITDA and adjusted EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies. Management uses EBITDA and adjusted EBITDA as supplemental measures of our operating performance. Management believes these measures provide useful information to investors about our operational performance by highlighting trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures and enabling investors to more effectively compare the Company’s performance to prior and future periods.

Adjusted net income is neither required by, nor presented in accordance with, GAAP. Adjusted net income represents net income adjusted for (i) costs (or gains) related to loss (or gains) on disposal of assets or assets held for sale and asset impairment and closed store costs reserves, (ii) amortization expense and other estimate adjustments (whether expense or income) incurred on the Tax Receivable Agreement (“TRA”) completed at the time of our IPO, (iii) legal costs associated with securities class action litigation, (iv) extraordinary legal settlement costs, (v) insurance proceeds received related to securities class action legal expenses and (vi) provision for income taxes at a normalized tax rate of 26.5% for the years ending on December 28, 2022, December 29, 2021, and December 30, 2020, which reflect our estimated long-term effective tax rate, including both federal and state income taxes (excluding the impact of the income tax receivable agreement and valuation allowance) and applied after giving effect to the foregoing adjustments. Because other companies may calculate these measures differently than we do, adjusted net income as presented herein may not be comparable to similarly titled measures reported by other companies. Management believes adjusted net income is an important supplement to GAAP measures that enhances the overall understanding of our operating performance and long-term profitability, and enables investors to more effectively compare the Company’s performance to prior and future periods.

The following table sets forth reconciliations of our net income to EBITDA and Adjusted EBITDA:

	Fiscal Year
(Amounts in thousands)	2022 (52-Weeks)	2021 (52-Weeks)	2020 (53-Weeks)
Net income	$20,801	$29,121	$24,474
Non-GAAP adjustments:
Provision for income taxes	8,078	10,332	5,651
Interest expense, net of interest income	1,677	1,824	3,292
Depreciation and amortization	14,418	15,176	16,878
EBITDA	$44,974	$56,453	$50,295
Stock-based compensation expense (a)	3,491	3,220	3,093
Loss on disposal of assets (b)	165	289	189
Recovery of securities lawsuits related legal expense and other insurance claims (c)	—	—	(123)
Impairment and closed-store reserves (d)	752	1,087	4,691
(Gain) loss on disposition of restaurants (e)	(848)	1,534	—
Income tax receivable agreement (income) expense (f)	(436)	58	139
Securities class action legal expense (g)	443	495	604
Legal settlements (h)	(541)	—	2,566
Special legal expenses (i)	350	—	—
Pre-opening costs (j)	326	259	141
Adjusted EBITDA	$48,676	$63,395	$61,595
(a)	Includes non-cash, stock-based compensation.

(b)	Loss on disposal of assets includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.
(c)	In fiscal 2020, we received insurance proceeds of $0.1 million related to a property claim.
(d)	Includes costs related to impairment of long-lived and ROU assets and closing restaurants. During fiscal 2022, we recorded non-cash impairment charges of $0.5 million, primarily related to the carrying value of the ROU assets of one restaurant in California that closed in 2021 and the long-lived assets of two restaurants in California. During fiscal 2022, we recognized $0.3 million of closed-store reserve expense, primarily related to the amortization of ROU assets, property taxes and CAM payments for our closed locations.

In fiscal 2021, we recorded non-cash impairment charges of $0.7 million for the year ended December 29, 2021, primarily related to the carrying value of one restaurant in Texas closed in 2019, the ROU assets of one restaurant in California closed in 2021, and the long-lived assets of three restaurants in California. During fiscal 2021, we recognized $0.4 million of closed-store reserve expense, primarily related to the amortization of ROU assets, property taxes and CAM payments for our closed locations.

In fiscal 2020, we recorded impairment charges of $3.5 million for the year ended December 30, 2020, primarily related to the carrying value of the ROU assets of one restaurant in Texas and the long-lived assets of four restaurants in California. During fiscal 2020, we recognized $1.2 million of closed-store reserve expense, primarily related to the amortization of ROU assets, property taxes and CAM payments for our closed locations.

(e)	During fiscal 2022, we completed the sale of three company-operated restaurants within the Orange County area to an existing franchisee. This sale during 2022 resulted in cash proceeds of $1.0 million and a net gain on sale of restaurants of $0.8 million for the year ended December 28, 2022. During fiscal 2021, we completed the sale of our eight restaurants within Sacramento area to an existing franchisee. This sale resulted in cash proceeds of $4.6 million during the year ended December 29, 2021 and a net loss on sale of restaurants of $1.5 million for the year ended December 29, 2021.
(f)	On July 30, 2014, we entered into the TRA. This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our net operating losses and other tax attributes attributable to preceding periods. For the years ended December 28, 2022, December 29, 2021 and December 30, 2020, income tax receivable agreement (income) expense consisted of the amortization of interest expense and changes in estimates for actual tax returns filed, related to our total expected TRA payments.
(g)	Consists of costs related to the defense of securities lawsuits. During the year ended December 29, 2021, we received $0.5 million in insurance proceeds, net of legal expenses, related to the derivative complaint.
(h)	Fiscal 2020 consists of an expense of $2.6 million related to resolution of the longstanding lawsuit involving a contract dispute with one of the Company’s franchisees concerning asserted territory rights, as well as amounts incurred related to the payment of the final settlement amounts for consolidated wage and hour class action lawsuits resolved during fiscal 2020.
(i)	Consists of costs related to a special dividend declaration. On October 11, 2022, the Board of Directors declared a special dividend of $1.50 per share on the common stock of the Company. The special dividend was paid on November 9, 2022, to stockholders of record, including holders of restricted stock, at the close of business on October 24, 2022.
(j)	Pre-opening costs are a component of general and administrative expenses, and consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs, and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include occupancy costs incurred between the date of possession and the opening date for a restaurant.

EL POLLO LOCO HOLDINGS, INC. 3535 HARBOR BLVD., SUITE 100 COSTA MESA, CA 92626

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/LOCO2023

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EL POLLO LOCO HOLDINGS, INC.			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR ALL the following:			All	All	Except
			☐	☐	☐
1.	Election of Directors
Nominees:
	01)	Samuel N. Borgese
	02)	Mark Buller
	03)	Laurance Roberts
	04)	John M. Roth
The Board of Directors recommends you vote FOR Proposal 2 and Proposal 3:							For	Against	Abstain
2.	Ratification of the Appointment of BDO USA, LLP as our Independent Registered Public Accounting Firm for 2023.						☐	☐	☐

3.	Approval, on an Advisory (Non-Binding) Basis, of the Compensation of our Named Executive Officers.						☐	☐	☐
Note: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

EL POLLO LOCO HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS JUNE 6, 2023 1:00 PM PT

The stockholder(s) hereby appoint(s) Ira Fils and Anne E. Jollay, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of EL POLLO LOCO HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 PM PT, on June 6, 2023, at www.virtualshareholdermeeting.com/LOCO2023, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR ALL” OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE FOR ELECTION TO THE BOARD OF DIRECTORS, AND “FOR” PROPOSAL 2, AND PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side